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GMS INC. TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Form, Schedule or Registration Statement No.:
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To the Stockholders of GMS Inc.:

        You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of GMS Inc., on Wednesday, October 30, 2019, at 8:00 a.m. (Eastern Time) at the Hilton Atlanta Northeast located at 5993 Peachtree Industrial Boulevard, Peachtree Corners, GA 30092.

        At the Annual Meeting, you will be asked to (i) elect four Class III directors to our board of directors, (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020, (iii) approve, on an advisory basis, the compensation of our named executive officers, and (iv) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the progress of our business and respond to comments and questions of general interest to our stockholders.

        It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting.

        Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and fiscal 2019 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online, by telephone or by completing and mailing a proxy card and includes instructions on how to request a printed set of the proxy materials.

        We thank you for your continued support and interest in GMS Inc.

Sincerely,
/s/ JOHN C. TURNER, JR.
John C. Turner, Jr. President, Chief Executive Officer and Director

GMS INC.
100 Crescent Centre Parkway, Suite 800
Tucker, Georgia 30084

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2019

        NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of GMS Inc., will be held on Wednesday, October 30, 2019, at 8:00 a.m. (Eastern Time) at the Hilton Atlanta Northeast located at 5993 Peachtree Industrial Boulevard, Peachtree Corners, GA 30092, for the following purposes:

  •
  Proposal 1: To elect four Class III directors to our board of directors to hold office until the 2022 annual meeting of stockholders;

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  Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020;

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  Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers; and

  •
  To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on September 3, 2019 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        A Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our fiscal 2019 Annual Report is first being mailed on or about September 20, 2019 to all stockholders entitled to vote at the Annual Meeting.

By Order of the Board of Directors,
/s/ CRAIG D. APOLINSKY
Craig D. Apolinsky
Vice President, General Counsel and Corporate Secretary

Tucker, Georgia
September 20, 2019

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Notice of Meeting, Proxy Statement, Proxy Card and our fiscal 2019 Annual Report, which includes our annual report on Form 10-K for the fiscal year ended April 30, 2019, are available at investor.gms.com.

YOUR VOTE IS VERY IMPORTANT. PLEASE CAREFULLY READ THE ATTACHED PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR MAIL.

GMS INC.

OTHER RELATIONSHIPS AND TRANSACTIONS	60
POLICIES AND PROCEDURES FOR RELATED PERSONS TRANSACTIONS	60
OTHER MATTERS	62
INCORPORATION BY REFERENCE	62
ACCESS TO REPORTS AND OTHER INFORMATION	62
LIST OF COMPANY STOCKHOLDERS	62
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING	62

GMS INC.
100 Crescent Centre Parkway, Suite 800
Tucker, Georgia 30084

PROXY SUMMARY

        We are providing these materials in connection with the 2019 Annual Meeting of Stockholders of GMS Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting as it contains important information about matters upon which you are being asked to vote.

2019 Annual Meeting of Stockholders

Date and Time	Record Date	Location
October 30, 2019 at 8:00 a.m. (local time)	September 3, 2019	Hilton Atlanta Northeast 5993 Peachtree Industrial Boulevard Peachtree Corners, Georgia 30092

Agenda and Voting Recommendations

Proposal		Board Recommendation
1	To elect the four Class III director nominees identified in this Proxy Statement	FOR each nominee
2	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending April 30, 2020	FOR
3	To approve, on an advisory basis, the compensation of our named executive officers	FOR

Board of Director Nominees

        The following table provides summary information about each director nominee. Each director nominee is standing for election for a three-year term or until his or her successor is duly elected and qualified. All of the director nominees are current directors.

Name	Age	Director Since	Principal Occupation	Committees
Brian R. Hoesterey	51	2014	Chief Executive Officer, AEA Investors LP	None
Teri P. McClure	55	2019	Retired Chief Human Resources Officer and Senior Vice President, Labor, United Parcel Service, Inc.	Compensation and Nominating and Corporate Governance
Richard K. Mueller	78	2014	Chairman of the Board, GMS Inc.	None
J. Louis Sharpe	45	2014	Partner, AEA Investors LP	None

 PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2019

GENERAL

        We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the "Board") of GMS Inc., a Delaware corporation, of proxies to be voted at our 2019 Annual Meeting of Stockholders and at any reconvened meeting after an adjournment or postponement of the meeting (the "Annual Meeting"). We will hold the Annual Meeting at the Hilton Atlanta Northeast located at 5993 Peachtree Industrial Boulevard, Peachtree Corners, GA 30092 on Wednesday, October 30, 2019 at 8:00 a.m. (Eastern Time). Unless the context otherwise requires, all references in this Proxy Statement to "GMS," "Company," "we," "us," and "our" refer to GMS Inc. and its subsidiaries.

        Our mailing address and principal executive office is 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084. Our website is located at investor.gms.com. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

        Securities and Exchange Commission ("SEC") rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. We have saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with SEC rules. In accordance with these rules, on or about September 20, 2019, we expect to mail to our stockholders a notice providing instructions on how to access our proxy materials and fiscal 2019 Annual Report on the Internet (the "Notice of Internet Availability of Proxy Materials"). The Notice of Internet Availability of Proxy Materials, which cannot itself be used to vote your shares, also provides instructions on how to vote online, by telephone or by completing and mailing a proxy card and includes instructions on how to request a paper copy of the proxy materials, if you so desire. The Notice of Internet Availability of Proxy Materials includes a control number that must be entered at the website provided on the notice in order to view the proxy materials. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement and fiscal 2019 Annual Report are available to you at investor.gms.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

        At the Annual Meeting, you will consider and vote upon:

  •
  Proposal 1: The election of the four Class III director nominees identified in this Proxy Statement;

  •
  Proposal 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020;

  •
  Proposal 3: The approval, on an advisory basis, of the compensation of our named executive officers; and

  •
  The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

 QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

        The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

What is a proxy?

        The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted at the Annual Meeting in accordance with the stockholder's specific voting instructions.

Why am I receiving these materials?

        You are receiving these materials because at the close of business on September 3, 2019 (the "Record Date"), you owned shares of the Company's common stock, $0.01 par value per share. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each share of our common stock is entitled to one vote on each matter presented for a vote at the Annual Meeting. As of July 31, 2019, we had 41,589,265 shares of common stock outstanding.

What shares are included on my proxy card?

        You will receive one proxy card for all the shares of the Company's common stock that you hold as a stockholder of record.

        If you hold your shares in street name, you will receive voting instructions for each account you have with a broker, bank or other nominee.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

        The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Proposal		How may I vote?	How does the Board recommend that I vote?
1.	The election of the four Class III director nominees identified in this Proxy Statement, each for a three-year term or until his or her successor is duly elected and qualified.	You may (i) vote FOR the election of all Class III director nominees named herein; (ii) WITHHOLD authority to vote for all such Class III director nominees; or (iii) vote FOR the election of all such Class III director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy.	The Board recommends that you vote FOR all four of the Class III director nominees.
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020.
		You may vote FOR or AGAINST the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020.
3.	The approval, on an advisory basis, of the compensation of our named executive officers.	You may vote FOR or AGAINST the approval, on an advisory basis, of the compensation of our named executive officers, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval, on an advisory basis, of the Company's executive compensation.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, Broadridge Financial Solutions, Inc. ("Broadridge"), you are considered the "stockholder of record" with respect to those shares. The Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2019 Annual Report and proxy card with postage-paid envelope), as applicable, will be sent to stockholders beginning on or about September 20, 2019, and the proxy materials will be posted on the investor relations portion of the Company's website, investor.gms.com, and on the website referenced in the Notice of Internet Availability of Proxy Materials on the same day.

        If your shares are held with a broker or in an account at a bank, you are considered the "beneficial owner" with respect to those shares. These shares are sometimes referred to as being held

"in street name." The Notice of Internet Availability of Proxy Materials or full set of proxy materials, as applicable, would have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in proxy materials or by following the instructions on the enclosed proxy card for voting online or by telephone. You will not be able to vote these shares directly unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

How do I vote if I am a stockholder of record?

        As a stockholder of record, you may vote your shares in any one of the following ways:

  •
  Call the toll-free number shown on the proxy card;

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  Vote on the Internet on the website shown on the proxy card;

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  Mark, sign, date and return the proxy card in the postage-paid envelope; or

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  Vote in person at the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or online will not affect your right to attend the Annual Meeting and vote in person.

How do I vote if I am a beneficial owner?

        As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the instructions that your broker, bank or other nominee sent to you. You will receive, or be provided access to, proxy materials and voting instructions for each account that you have with a broker, bank or other nominee. As a beneficial owner, if you wish to change the directions that you have provided your broker, bank or other nominee, you should follow the instructions that your broker, bank or other nominee sent to you.

        As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

How can I attend the Annual Meeting?

        You are entitled to attend the Annual Meeting only if you were a stockholder of record or beneficial owner as of the Record Date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to September 3, 2019, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us by telephone by contacting our General Counsel and Corporate Secretary at (800) 392-4619 to obtain directions to attend or vote in person at the Annual Meeting.

What can I do if I change my mind after I vote?

        If you are a stockholder of record, you can revoke your proxy before it is exercised by:

  •
  written notice of revocation delivered before the Annual Meeting to our General Counsel and Corporate Secretary at 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084;

  •
  a valid, later-dated proxy delivered to us before the Annual Meeting;

  •
  a later-dated online vote or vote by telephone, in each case prior to 11:59 p.m. (Eastern Time) on October 29, 2019; or

  •
  attending the Annual Meeting and voting in person by ballot.

        If you are a beneficial owner of shares but not the stockholder of record, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question "How do I vote if I am a beneficial owner?" above. All shares represented by valid proxies received and not revoked will be voted at the Annual Meeting in accordance with the stockholder's specific voting instructions.

What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

        If you are a stockholder of record and sign and return your proxy card or complete the online or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

  •
  FOR the election of each of the Class III director nominees identified in this Proxy Statement;

  •
  FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020; and

  •
  FOR the approval, on an advisory basis, of the compensation of our named executive officers.

What votes need to be present to hold the Annual Meeting?

        Under our Amended and Restated Bylaws, a quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or attend the Annual Meeting in person will be considered part of the quorum. Abstentions are counted as "present" for determining a quorum.

What is the voting requirement to approve each of the proposals?

        The following table sets forth the voting requirements with respect to each of the proposals:

Proposal		Voting Requirement
1.	The election of the four Class III director nominees identified in this Proxy Statement each for a three-year term or until his or her successor is duly elected and qualified.	Each Class III director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2020.
To be approved, this vote must be approved by a majority of the votes present in person or by proxy and entitled to vote on the proposal, meaning that the votes cast by the stockholders "FOR" the approval of the proposal must exceed the number of votes cast "AGAINST" the approval of the proposal and the number of abstentions. If a stockholder votes to "ABSTAIN," it has the same effect as a vote "AGAINST."
3.	The approval, on an advisory basis, of the compensation of our named executive officers.
To be approved, this non-binding vote must be approved by a majority of the votes present in person or by proxy and entitled to vote on this proposal, meaning that the votes cast by the stockholders "FOR" the approval of the proposal must exceed the number of votes cast "AGAINST" the approval of the proposal and the number of abstentions. If a stockholder votes to "ABSTAIN," it has the same effect as a vote "AGAINST."

        Other matters that may properly come before the Annual Meeting may require more than a majority vote under our Amended and Restated Bylaws, our Second Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws.

How are votes counted?

        In the election of the Class III directors, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your shares will not be considered to have been voted for or against the nominee. For all other proposals, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

        Under the rules of the New York Stock Exchange ("NYSE"), if you are a beneficial owner, your broker, bank or other nominee only has discretion to vote on certain "routine" matters without your voting instructions. These rules also provide, however, that when a proposal is not a "routine" matter and your broker, bank or other nominee has not received your voting instructions with respect to such proposal, your broker, bank or other nominee cannot vote your shares on that proposal. When a broker, bank or other nominee does not cast a vote for a non-routine matter, it is called a "broker non-vote." Your broker, bank or other nominee may not vote your shares with respect to the election of director nominees and the approval of the compensation of our named executive officers in the absence of your specific instructions as to how to vote with respect to these matters, because under such rules these matters are not considered "routine" matters. The ratification of the appointment of Ernst & Young LLP is considered a routine matter and as a result there will be no broker non-votes with respect to this proposal. Broker non-votes will have no effect on the outcome on the other two proposals.

Who will count the votes?

        A representative of Broadridge Financial Solutions, Inc. will act as the inspector of elections and count the votes.

Where can I find the voting results?

        We will announce the preliminary voting results at the Annual Meeting. We will also publish voting results in a current report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting. If on the date of this Form 8-K filing the inspector of elections for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Who will pay the costs of soliciting these proxies?

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2019 Annual Report and proxy card with postage-paid envelope), as applicable, and any additional information furnished to stockholders. Broadridge will assist us in distribution of the proxy materials and will provide voting and tabulation services for the Annual Meeting. We may reimburse banks, brokers, custodians and nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.

Are you "householding" for stockholders sharing the same address?

        The SEC's rules permit us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2019 Annual Report and proxy card with postage-paid envelope), as applicable, to an address that two or more stockholders share. This method of delivery is referred to as "householding" and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2019 Annual Report and proxy card with postage-paid envelope), as applicable, to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. If printed copies of proxy materials are requested, we will still send each stockholder an individual proxy card.

        If you did not receive an individual copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2019 Annual Report and proxy card with postage-paid envelope), as applicable, we will send copies to you if you contact us at 100 Crescent Centre Parkway, Tucker, Georgia 30084, Attention: General Counsel and Corporate Secretary or by telephone at (800) 392-4619. If you and other residents at your address have been receiving multiple copies of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2019 Annual Report and proxy card with postage-paid envelope), as applicable, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

What is the deadline for stockholders to propose actions for consideration at the 2020 annual meeting of stockholders?

        Stockholders who wish to nominate persons for election to our Board or propose other matters to be considered at our 2020 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our Amended and Restated Bylaws, no earlier than July 2, 2020 and no later than August 1, 2020. Stockholders are advised to review our Amended and Restated Bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our General Counsel and Corporate Secretary at 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084. The requirements for advance notice of stockholders proposals under our Amended and Restated Bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our Amended and Restated Bylaws and other applicable requirements.

        May 23, 2020 is the deadline for stockholders to submit proposals to be included in our proxy statement under Rule 14a-8 under the Exchange Act for our 2020 annual meeting of stockholders. However, if the date of the 2020 annual meeting of stockholders is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2020 Annual Meeting of stockholders. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our General Counsel and Corporate Secretary at 100 Crescent Center Parkway, Suite 800, Tucker, Georgia 30084. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

Whom should I call if I have any questions?

        If you have any questions about the Annual Meeting or your ownership of Company voting stock, please contact our transfer agent at:

Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, NY 11717
Internet: www.shareholder.broadridge.com
Telephone: (877) 830-4936
Email: shareholder@broadridge.com

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

        Our Board has nominated four people for election as Class III directors at the Annual Meeting. Each of the nominees currently is a director of the Company. If our stockholders elect these directors, then the directors will hold office until the annual meeting of stockholders in 2022, or until their successors have been duly elected and qualified, subject to the director's earlier death or resignation or removal. Each of the Board's nominees has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board's nominees is unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board's remaining nominees.

        We believe each of the Board's nominees meets the qualifications established by the Board for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe that the skills, experience, backgrounds and attributes of the Board's nominees make them the best candidates to serve on our Board.

Nominees for Election of Class III Directors

        The Board has nominated the following directors for election as Class III directors for three-year terms expiring at the annual meeting of stockholders in 2022:

Brian R. Hoesterey Age: 51 Director Since: 2014 Committee Memberships: None	Mr. Hoesterey joined AEA Investors, LP, a leading global private investment firm, in 1999 and has served in various leadership positions at the firm, including as Chief Executive Officer since 2019 and as a Partner since 2003. At AEA Investors, Mr. Hoesterey focuses on investments in the Specialty Chemicals and Value-Added Industrial Products sectors. Prior to joining AEA Investors, Mr. Hoesterey was with BT Capital Partners, the private equity investment vehicle of Bankers Trust. Mr. Hoesterey also previously worked for McKinsey & Co. and the investment banking division of Morgan Stanley. Mr. Hoesterey currently serves on the board of Evoqua Water Technologies, LLC, publicly traded company. Mr. Hoesterey currently serves on the boards of the following privately held companies: Excelitas Technologies Corp., Springs Window Fashions, LLC, and Visual Comfort Group, Inc. Mr. Hoesterey previously served on the board of At Home Group, Inc., a publicly traded company. Mr. Hoesterey previously served on the boards of the following privately held companies: CPG International, Inc., Henry Company, Houghton International, Inc., Noveon International, Inc., Pregis Corporation, SRS Distribution, Inc., Swanson Industries, Inc. and Unifrax Corporation.
Skills and Qualifications: Mr. Hoesterey has substantial experience and expertise in corporate finance, strategic planning, and investments.

Teri P. McClure Age: 55 Director Since: 2019 Committee Memberships: Compensation; Nominating and Corporate Governance	Ms. McClure served as Senior Vice President on the Executive Management Committee of United Parcel Service, Inc. from 2005 to 2019. Ms. McClure held various executive roles at UPS, including General Counsel and Corporate Secretary, Chief Human Resources Officer, and Senior Vice President of Compliance, Public Affairs, Communications, and Labor. Ms. McClure joined UPS in 1995 as Labor and Employment Counsel and subsequently held various roles in the legal department, compliance and operations before being promoted to the senior leadership team. Prior to joining UPS, Ms. McClure practiced with the Troutman Sanders law firm, focusing on civil litigation and labor and employment law. Ms. McClure currently serves on the board of the following publicly traded companies: Lennar Corporation and JetBlue.

Skills and Qualifications:
Ms. McClure has broad executive experience and expertise in human capital strategy, executive compensation, compliance and regulatory, corporate governance, and legal matters.
Richard K. Mueller Age: 78 Director Since: 2014 Committee Memberships: None
Mr. Mueller, the Chairman of our Board, co-founded our Company in 1971. He served as our Chief Executive Officer from 1990 to 2015, and as our President from 1990 to 2013. Mr. Mueller continues to be active with long-term strategic direction, with establishing relationships with suppliers, financial institutions, and professional organizations, and with strategic acquisitions. Prior to these roles with us, Mr. Mueller was a sales representative for USG Corporation, a leading manufacturer of building products.
Skills and Qualifications: Mr. Mueller has extensive executive leadership experience and has significant expertise in our industry.
J. Louis Sharpe Age: 45 Director Since: 2014 Committee Memberships: None
Mr. Sharpe joined AEA Investors LP in 1998 and became a Partner in 2010. Mr. Sharpe focuses on AEA Investors' investments in the Specialty Chemicals and Value-Added Industrial Products sectors. Mr. Sharpe currently serves on the boards of the following privately held companies: Numotion, Springs Window Fashions, LLC, and Visual Comfort Group, Inc. Mr. Sharpe previously served on the boards of the following privately held companies: Henry Company, RelaDyne, Inc., and SRS Distribution, Inc. Prior to joining AEA Investors, Mr. Sharpe worked for the investment banking division of Morgan Stanley.
Skills and Qualifications: Mr. Sharpe has significant experience and expertise in corporate finance, strategic planning, and investments.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL FOUR OF THE BOARD'S CLASS III DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

Directors Not Standing for Election

        The following Class I directors' terms will continue until the 2020 Annual Meeting of Stockholders:

Peter C. Browning Age: 78 Director Since: 2014 Committee Memberships: Compensation; Nominating and Corporate Governance	Mr. Browning has served as the Managing Director of Peter Browning Partners, LLC, a board advisory consulting firm, since 2009. Mr. Browning served as Lead Director of Nucor Corporation, a publicly traded producer of steel and related products, from 2006 to 2012, and as Non-Executive Chairman of Nucor from 2000 to 2006. Mr. Browning was also previously the Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from 2002 to 2005. Prior to his time at Nucor, Mr. Browning was with Sonoco Products Company, a manufacturer of industrial and consumer packaging products, where he served as President and Chief Executive Officer from 1998 to 2000, President and Chief Operating Officer from 1996 to 1998, and Executive Vice President from 1993 to 1996. Before joining Sonoco, Mr. Browning was Chairman, President, and Chief Executive Officer of National Gypsum Company, a privately held manufacturer and supplier of building and construction products. Mr. Browning currently serves on the boards of the following publicly traded companies: Acuity Brands, Inc. and ScanSource, Inc. He previously served on the boards of the following publicly traded companies: EnPro Industries, Inc., Lowe's Companies, Inc., Nucor Corporation, The Phoenix Companies, Inc., and Wachovia Corporation.

Skills and Qualifications:
Mr. Browning has broad corporate governance expertise. Mr. Browning also has meaningful expertise in our industry that he has gained from his various leadership positions with several of our industry peers.

Theron I. Gilliam Age: 54 Director Since: 2014 Committee Memberships: Compensation; Nominating and Corporate Governance	Mr. Gilliam has served as Chief Executive Officer of NES Global Talent, a global solutions company specializing in recruiting and deploying engineering talent to meet client needs in more than 65 countries, since 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP from 2013 to 2014. Prior to joining AEA Investors, Mr. Gilliam was the CEO of Adecco Group North America, a multi-brand specialty staffing and workforce solutions company, from 2007 to 2012. Mr. Gilliam spent twenty years with PricewaterhouseCoopers LLP and then IBM Business Consulting Services when it acquired PricewaterhouseCoopers Consulting in 2002. At IBM, Mr. Gilliam led the global supply chain management consulting services business, as well as the Americas consumer, wholesale distribution and software industry practices. Mr. Gilliam currently serves on the board of Lennar Corporation, a publicly traded company, and previously served on the board of Work Market, Inc., a privately held company.
Skills and Qualifications: Mr. Gilliam has significant executive experience and expertise in matters related to supply chain management and human resources.
Mitchell B. Lewis Age: 57 Director Since: 2019 Committee Memberships: Audit; Nominating and Corporate Governance
Mr. Lewis has served as President and Chief Executive Officer of BlueLinx Holdings Inc., a leading distributor of building and industrial products in the United States, since 2014. Prior to BlueLinx, Mr. Lewis served as President and Chief Executive Officer of Euramax Holdings, Inc., (now known as OmniMax International, Inc.), a building products manufacturer, from 2008 to 2013. Prior to serving as President and Chief Executive Officer of Euramax, Mr. Lewis served as Chief Operating Officer from 2005 to 2008, Executive Vice President from 2002 to 2005, and group Vice President of Euramax and its predecessor companies from 1997 until 2002. From 1992 to 1997, Mr. Lewis served as President of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as Corporate Counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis currently serves on the board of BlueLinx Holdings Inc., a publicly traded company. Mr. Lewis previously served on the board of Euramax Holdings, Inc., a privately held company.
Skills and Qualifications: Mr. Lewis has extensive experience in executive leadership positions of major corporations in our industry and has substantial legal experience.

John C. Turner, Jr. Age: 51 Director Since: 2019 Committee Memberships: None	Mr. Turner is currently our President and Chief Executive Officer. Mr. Turner was appointed as our President, effective May 1, 2019, and our Chief Executive Officer, effective August 2, 2019. Prior to joining us, Mr. Turner served as President of Dal-Tile, a division of Mohawk Industries, Inc., the world's leading global flooring manufacturer, since January 2012. Mr. Turner began his career with Dal-Tile in 1990, progressing through a series of sales, operations and management roles. In 2005, Mr. Turner was promoted to Senior Vice President of Sales. From 2008 to 2011, he served as Senior Vice President of Operations—Dal-Tile, and from 2011 until his 2012 promotion to President of Dal-Tile, he served as Chief Operating Officer—Dal-Tile.
Skills and Qualifications: Mr. Turner has considerable executive experience in our industry as well as intimate knowledge of our business as our President and Chief Executive Officer

        The following Class II directors' terms will continue until the 2021 Annual Meeting of Stockholders:

John J. Gavin Age: 63 Director Since: 2014 Board Role: Lead Independent Director since 2018 Committee Memberships: Audit; Nominating and Corporate Governance	Mr. Gavin served as a Senior Operating Advisor with LLR Partners, Inc., a growth-oriented private equity firm, from 2010 to 2017. Prior to LLR Partners, Mr. Gavin was Vice Chairman, Chief Executive Officer and President of Drake, Beam, Morin, Inc., or DBM, an international career management and transitions management firm. Before DBM, Mr. Gavin served as President and Chief Operating Officer of Right Management Consultants, Inc., a global provider of integrated consulting solutions across the employment lifecycle. Mr. Gavin also worked for Andersen Worldwide, including as a partner from 1990 to 1996. Mr. Gavin currently serves on the board of Dorman Products, Inc., a publicly traded company. Mr. Gavin previously served on the boards of the following publicly traded companies: CSS Industries, Inc., DFC Global Corp, and Interline Brands, Inc. He also serves on the boards of various privately held companies.

Skills and Qualifications:
Mr. Gavin has extensive experience and expertise in strategic planning and leadership of other major corporations and has substantial corporate finance experience as a Certified Public Accountant and former partner at Andersen Worldwide.

Ronald R. Ross Age: 67 Director Since: 2014 Committee Memberships: Audit; Nominating and Corporate Governance	Mr. Ross is currently the Chairman of SRS Distribution, one of the largest roofing distributors in the U.S. For more than 27 years, Mr. Ross has served as either the Chief Executive Officer, Chairman, or as a member of the board of directors for several leading platforms in the building products distribution industry. Prior to joining SRS, Mr. Ross partnered with Brazos Private Equity Partners in 2002 to acquire Shelter Distribution, Inc., where he served as President and Chief Executive Officer until its sale to Beacon Roofing Supply in 2005. Prior to his time at Shelter, Mr. Ross served as interim Chief Executive Officer for MMI Products, Inc., a leading manufacturer and distributor of building products. Mr. Ross also served as the Chief Executive Officer and Chairman of the board of directors of Cameron Ashley Building Products, Inc., a publicly traded building products distributor prior to his time at MMI Products. In addition to his corporate and board service, Mr. Ross has also served on the boards of several industry organizations, including the Builders Suppliers Corporation and the North American Building Materials Distributors Association.
Skills and Qualifications: Mr. Ross has considerable executive experience and expertise in strategic planning and leadership of major corporations in our industry.
J. David Smith Age: 70 Director Since: 2014 Committee Memberships: Audit; Compensation; Nominating and Corporate Governance
Mr. Smith served as the Chief Executive Officer and President of Euramax International, Inc. (now known as OmniMax International, Inc.), a privately owned global producer of architectural products, beginning in 1996 and also served as the Chairman of its board of directors from 2002 until his retirement in 2008. Mr. Smith currently serves on the boards of the following publicly traded companies: BlueLinx Holdings, Inc., Commercial Metals Company, and Select Interior Concepts (as Chairman). He also serves on the board of Henry Company, a privately held company. Mr. Smith previously served on the board of Nortek, Inc., (as Chairman), a publicly traded company. Mr. Smith previously served on the boards of the following privately held companies: Air Distribution Technologies, Inc., DiversiTech, Inc., Euramax International, Inc., Houghton International, Inc., Nortek, Inc., and Siamons International (as Chairman).

Skills and Qualifications:
Mr. Smith has extensive executive experience in private and public international metals and building products companies. Mr. Smith also has experience and expertise in strategic planning and leadership of other major corporations.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

        Our Board of Directors and management team are committed to strong corporate governance. We believe that strong corporate governance helps to ensure that the Company is managed for the long-term benefits of our stockholders and helps build public trust. We regularly review and consider our corporate governance policies and practices in the context of current corporate governance trends, regulatory changes and recognized best practices, taking into consideration the perspectives of our stockholders.

        We have adopted the GMS Inc. Corporate Governance Guidelines (our "Corporate Governance Guidelines"), which provide a framework for the governance of the Company as a whole and describe the principles and practices that the Board follows in carrying out its responsibilities. Our Corporate Governance Guidelines address, among other things:

  •
  the composition, structure and policies of the Board and its committees;

  •
  director qualification standards;

  •
  expectations and responsibilities of directors;

  •
  management succession planning;

  •
  the evaluation of Board performance;

  •
  principles of Board compensation; and

  •
  communications with stockholders and non-management directors.

        Our Corporate Governance Guidelines further provide that the Board, acting through the Nominating and Corporate Governance Committee (as described below), conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. In addition, our Corporate Governance Guidelines provide that each committee conduct a self-evaluation and compare its performance to the requirements of its charter.

        Our Corporate Governance Guidelines are posted on our website at investor.gms.com/govdocs. Our Corporate Governance Guidelines are reviewed by the Nominating and Corporate Governance Committee from time to time to ensure that they effectively promote the best interests of both the Company and the Company's stockholders and that they comply with all applicable laws, regulations and NYSE requirements.

        Earlier this year, we added two additional independent board members, Teri P. McClure and Mitchell B. Lewis. Both Ms. McClure and Mr. Lewis have significant public company and corporate governance experience. Ms. McClure is also our first female and African American director.

Code of Business Conduct and Ethics

        We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available on our website at investor.gms.com/govdocs. In the event that we amend or waive certain provisions of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, we will disclose the same on our website.

Environmental Policy

        We are committed to conducting business in a manner that seeks to protect the environment through compliance with all applicable laws, rules and regulations, and are committed to pursuing a policy of continuous improvement to minimize the environmental impact of our business operations. We have an environmental responsibility policy applicable to GMS and all of our subsidiaries, regardless of location. Our Environmental Policy is available on our website at investor.gms.com/ responsibility/environmental. Furthermore, we fully understand that while we are not the manufacturer of any of the products in our portfolio, we feel we have a joint responsibility with our manufacturing and other partners throughout the supply chain network to work together to minimize the environmental impact of our business operations.

Board Composition

        In accordance with the terms of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

  •
  the Class I directors are Messrs. Peter C. Browning, Thereon I. Gilliam, Mitchell B. Lewis and John C. Turner, Jr., and their terms will expire at the annual meeting of stockholders to be held in 2020.

  •
  the Class II directors are Messrs. John J. Gavin, Ronald R. Ross and J. David Smith, and their terms will expire at the annual meeting of stockholders to be held in 2021; and

  •
  the Class III directors are Messrs. Brian R. Hoesterey, Richard K. Mueller, J. Louis Sharpe and Ms. Teri P. McClure, and if elected, their terms will expire at the annual meeting of stockholders to be held in 2022;

Director Independence and Independence Determinations

        NYSE listing standards require us to have a majority of independent directors on our Board. Under our Corporate Governance Guidelines and NYSE listing standards, a director is not independent unless our Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

        Our Board has affirmatively determined that Peter C. Browning, John J. Gavin, Theron I. Gilliam, Mitchell B. Lewis, Teri P. McClure, Ronald R. Ross and J. David Smith are independent directors under the rules of the NYSE and independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. Mr. John C. Turner, Jr., our current President and Chief Executive Officer, is not independent because of his position as an executive officer. Mr. G. Michael Callahan, Jr., our former President and Chief Executive Officer, was not independent because of his position as an executive officer. Mr. Richard K. Mueller, the Chairman of our Board (our "Chairman"), is not independent because of his strategic responsibilities with our business. Our remaining directors, Messrs. Brian R. Hoesterey and J. Louis Sharpe, are not independent because of their affiliations with AEA Investors LP ("AEA").

Board Leadership Structure

        We separate the roles of Chief Executive Officer and Chairman of the Board. These positions are currently held by John C. Turner, Jr., as our Chief Executive Officer, and Richard K. Mueller, as the Chairman of the Board. We believe this leadership structure is appropriate for our Company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman of the Board provides guidance to the Chief Executive Officer, chairs board meetings, sets the agendas for meetings of our Board as well as provides information to the members of our Board in advance of such meetings. In addition, separating the roles of Chief Executive Officer and Chairman of the Board allows the Chairman to provide oversight of our management.

        In July 2018, to facilitate and strengthen the Board's independent oversight of the Company's strategies, performance and succession planning, and to uphold effective governance standards, the Board developed the role of a lead independent director. The position of lead independent director is currently held by Mr. John J. Gavin. As Lead Independent Director, Mr. Gavin helps coordinate the efforts of the non-management directors in the interest of ensuring that objective judgement is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management.

Board Oversight of Risk Management

        Our Board administers its risk oversight function primarily through the Audit Committee. To that end, our Audit Committee meets at least quarterly with our Chief Financial Officer and our independent auditors where it receives regular updates regarding our management's assessment of risk exposures including liquidity, credit and operational risks, cybersecurity risks and the process in place to monitor such risks and review results of operations, financial reporting and assessments of internal controls over financial reporting. Our Board believes that its administration of risk management has not affected the Board's leadership structure, as described above.

        In addition, the Chief Executive Officer's membership on, and collaboration with, the Board allows our Chief Executive Officer to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. Our Chief Executive Officer is available to the Board to address any questions from other directors regarding executive management's ability to identify and mitigate risks and weigh them against potential rewards.

Director Selection Process

        The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director nominees and recommending to the Board those candidates to be nominated for election to the Board, subject to AEA's right to nominate directors to the Board. The Nominating and Corporate Governance Committee does not apply any specific minimum qualifications when considering director nominees. Instead, the Nominating and Corporate Governance Committee considers all factors it deems appropriate, which may include, among others (a) ensuring that the Board, as a whole, is appropriately diverse and the extent to which a candidate would fill a present need on the Board, (b) the Board's size and compositions, (c) our corporate governance policies and any applicable laws, (d) individual director performance, expertise, relevant business and financial experience, integrity and willingness to serve actively, (e) the number of other public and private company boards on which a director candidate serves and (f) consideration of director nominees properly proposed by third parties with the legal right to nominate directors or by stockholders in accordance with our bylaws. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure. As a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Stockholders may also nominate directors for election at the Company's annual stockholders meeting by following the provisions set forth in the Company's Amended and Restated Bylaws, whose qualifications the Nominating and Corporate Governance Committee will consider.

        Additionally, for so long as certain affiliates of AEA hold an aggregate of at least 10% of our outstanding common stock, AEA shall be entitled to nominate at least one individual for election to our Board, and our Board and Nominating and Corporate Governance Committee shall nominate and recommend to our stockholders that such individual be elected to our Board. As of July 31, 2019, AEA and its affiliates owned approximately 16.4% of our outstanding common stock. Certain parties to the stockholders' agreement, dated April 1, 2014, by and among the Company, certain affiliates of AEA, certain members of management and all of our existing stockholders prior to our IPO (the "Stockholders' Agreement"), have agreed to vote all of their shares to elect such individual to our Board. See "Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement" for a description of the AEA's right to nominate directors.

Meetings of the Board and Committees

        During the fiscal year ended April 30, 2019, the Board held five meetings. All of the directors who served during the fiscal year ended April 30, 2019 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure. Directors are expected to make best efforts to attend all Board meetings, all meetings of the committee or committees of the Board of which they are a member and the annual meeting of stockholders. Attendance by telephone or videoconference is deemed attendance at a meeting.

        Pursuant to our Corporate Governance Guidelines, our Board currently plans to hold at least four meetings each year, with additional meetings to occur (or action to be taken by unanimous consent, either in writing or by electronic transmission) at the discretion of the Board.

Executive Sessions of Non-Management Directors

        Pursuant to our Corporate Governance Guidelines, in order to ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of management present. The Lead Independent Director or a director designated by such non-management directors, presides at the executive sessions.

Communications with the Board

        Any interested parties wishing to communicate with, or otherwise make his or her concerns known directly to the Board or chairperson of any of the Audit, Compensation and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel and Corporate Secretary of the Company, 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084. The General Counsel and Corporate Secretary will forward such communications to the appropriate party as soon as practicable. Such communications may be done confidentially or anonymously.

Committees of the Board

        The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, as described below. Currently, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist entirely of independent directors. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter approved by the Board, copies of which are available on our website at investor.gms.com/govdocs.

        The following table shows the current membership of each committee of our Board and the number of meetings held by each committee during the fiscal year ended April 30, 2019:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Peter C. Browning		✓	Chair
John J. Gavin	Chair		✓
Theron I Gilliam, Jr.		✓	✓
Brian R. Hoesterey
Mitchell B. Lewis(1)	✓		✓
Teri P. McClure(2)		✓	✓
Ronald R. Ross	✓		✓
J. Louis Sharpe
J. David Smith	✓	Chair	✓
Number of Fiscal Year 2019 Meetings	9	5	4

(1)
On July 23, 2019, the Board appointed Mitchell B. Lewis to serve as a director until the 2020 Annual Meeting of Stockholders or until his earlier resignation or removal. The Board also appointed Mr. Lewis to serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

(2)
On April 23, 2019, the Board appointed Teri P. McClure to serve as a director until the Annual Meeting or until her earlier resignation or removal. The Board also appointed Ms. McClure to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Audit Committee

        Currently, the members of the Audit Committee are Mr. John J. Gavin, as Chairman, Mr. Mitchell B. Lewis, Mr. Ronald R. Ross and Mr. J. David Smith. Mr. Gavin qualifies as our "audit committee financial expert" within the meaning of regulations adopted by the SEC. The Audit Committee recommends the annual appointment and reviews independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions, and investigations into matters related to audit functions. The audit committee is also primarily responsible for overseeing risk management on behalf of our Board. See "—Board Oversight of Risk Management." Our Audit Committee consists entirely of independent directors.

        The charter of the Audit Committee permits the committee to, in its discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate.

Compensation Committee

        Currently, the members of the Compensation Committee are Mr. J. David Smith, as Chairman, Mr. Peter C. Browning, Mr. Theron I. Gilliam and Ms. Teri P. McClure. The principal responsibilities of the Compensation Committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements, and authorize our Company to enter into employment and other employee related agreements. Our Compensation Committee consists entirely of independent directors.

        The charter of the Compensation Committee permits the committee to, in its discretion, delegate its duties and responsibilities to a subcommittee of the Compensation Committee as it deems appropriate and to the extent permitted by applicable law. All proposed delegations of duties of must be adopted by a resolution of the Compensation Committee and reviewed for compliance with the corporate governance standards of the NYSE, the rules and regulations of the SEC and Delaware corporate law.

        In making executive compensation decisions, the Compensation Committee receives advice from its independent compensation consultant, Aon Consulting. During fiscal year 2019, Aon's services to the Company included evaluating the competitive positioning of our executive officers' base salaries, annual incentive, and long-term equity incentive compensation relative to our primary peer group; advising the Compensation Committee on chief executive officer and other executive officer target award levels within the long-term equity incentive program and, as needed, on actual compensation actions; briefing the Compensation Committee on executive compensation trends among our peers and broader industry; evaluating the potential impact of our equity programs on annual share use, run rate and total dilution and providing input on the reasonableness of alternative actions related to outstanding and prospective equity grants; providing recommendations for improving the alignment with competitive practices; and providing ongoing advice as needed.

        During fiscal year 2019, the Company paid fees for services related to determining or recommending the amount or form of executive and non-employee director compensation of $151,000. During fiscal year 2019, Aon also provided other services to the Company, including health and welfare benefits consulting, for which the Company paid fees of $200,000. The decision to engage Aon for the services not related to executive compensation consulting services was made by management. Management informed the Compensation Committee of its engagement of Aon, but did not ask the Compensation Committee for formal approval of the engagement.

        Aon conducts an annual review of its performance, and prepares an annual independence document for the Compensation Committee that provides assurances and confirmation of the consultant's independent status under the SEC's and NYSE's standards. The Compensation Committee then evaluates Aon Consulting's independence annually pursuant to the SEC's rules and the NYSE's rules. In making its determination, the Compensation Committee took into account, among other things, that no member of the Aon Consulting team that works for the Compensation Committee has either a business or personal relationship with either any member of executive management or member of the Compensation Committee as defined by the NYSE's rules.

        Based on all considerations, the Compensation Committee concluded that no conflict of interest existed in connection with the executive compensation services and considers Aon Consulting to be independent.

        Although Aon Consulting is retained directly by the Compensation Committee, Aon Consulting personnel interact with our executive officers as needed, specifically the Chief Executive Officer, Chief Human Resources Officer and General Counsel and their staffs to provide the Compensation Committee with relevant compensation and performance data for our executives and the Company. In addition, Aon Consulting personnel may interact with management to confirm information, identify data questions, and/or exchange ideas.

Nominating and Corporate Governance Committee

        Currently, the members of the Nominating and Corporate Governance Committee are Mr. Peter C. Browning, as Chairman, Mr. John J. Gavin, Mr. Theron I. Gilliam, Mr. Mitchell B. Lewis, Ms. Teri P. McClure, Mr. Ronald R. Ross and Mr. J. David Smith. The Nominating and Corporate Governance Committee assists our Board in identifying individuals qualified to become board members, makes recommendations for nominees for committees and develops, recommends to the Board and reviews our corporate governance principles. Our Nominating and Corporate Governance Committee consists entirely of independent directors.

        The charter of the Nominating and Corporate Governance Committee permits the committee to, in its sole discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate.

Succession Planning

        The Board is responsible for the succession planning process for the directors, Chairman of the Board, the Chief Executive Officer and other executive officer positions. Succession planning for directors and key Company positions is a principal focus of the Governance and Nominating Committee as well as the full Board. The Company has worked, using both internal and external resources, to integrate succession planning with leadership development in an effort to help ensure that high-potential employees obtain the experience, skills and development opportunities necessary to assume, and succeed in, future leadership roles within the organization.

        The Company recently completed a successful transition of the President and Chief Executive Officer position from Mr. G. Michael Callahan, Jr., who announced in April 2019 that he intended to retire as of August 2, 2019, to Mr. John C. Turner, Jr. The Company believes that Mr. Turner's almost 30 years of industry experience and broad range of expertise in operations, sales, customer service, distribution, logistics, strategic planning and mergers and acquisitions will help the Company capitalize on growth opportunities. In addition, Mr. H. Douglas Goforth, the Company's Former Chief Financial Officer, resigned from the Company effective December 31, 2018 to pursue leadership opportunities outside of the Company. To ensure a smooth transition of responsibilities, Mr. Goforth stayed on in an advisory role for a three-month period. Ms. Lynn Ross, the Company's Controller and Chief Accounting Officer, was named Interim Chief Financial Officer while the Board searches for a permanent replacement.

Compensation Committee Interlocks and Insider Participation

        Mr. Smith, Mr. Browning, Mr. Gilliam and Ms. McClure were members of the Compensation Committee during fiscal 2019, none of whom was an officer or employee of the Company at any time. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. None of our executive officers served as a member of the compensation committee of an entity that has an executive officer serving as a director on the Board. No interlocking relationship exists between any member of our Compensation Committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

Hedging Policy

        The Company's Securities Trading Policy prohibits all directors and executive officers of the Company from effecting short sales, put options, call options or other derivative securities, holding securities in a margin account or otherwise pledging securities as collateral for a loan or hedging or similar monetization transactions with respect to the Company's common stock.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company's independent registered public accounting firm. As part of this responsibility, the Audit Committee routinely reviews the performance and retention of our independent registered public accounting firm.

        The Audit Committee has appointed Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ended April 30, 2020. We have engaged Ernst & Young LLP as our independent registered public accounting firm since August 2017. A representative of Ernst & Young LLP will be present at the Annual Meeting to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING APRIL 30, 2020.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES AND SERVICES

        The following table presents the fees billed by Ernst & Young LLP, our independent auditors for the fiscal years ended April 30, 2019 and 2018:

Type of Fees	Fiscal Year Ended April 30, 2019	Fiscal Year Ended April 30, 2018
Audit Fees(1)	$2,918,803	$2,437,000
Audit-Related Fees(2)	22,000	105,000
Tax Fees(3)	—	225,507
All Other Fees(4)	—	508,000

Total	$2,940,803	$3,275,507

(1)
Audit fees consist of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees in fiscal 2018 include $337,000 of fees billed by PricewaterhouseCoopers LLP, our independent registered public accounting firm through the first quarter of fiscal 2018.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. Audit-related fees in fiscal 2019 include fees for services provided in connection with a registration statement on Form S-3. Audit-related fees in fiscal 2018 include fees for services provided in connection with our secondary offering in December 2017.

(3)
Tax fees are fees for a variety of permissible services relating to tax compliance, tax planning and tax advisory services. Tax fees in fiscal 2018 include tax due diligence in connection with our acquisition of Titan.

(4)
All other fees relate to professional services not included in the categories above, including fees related to a subscription to an accounting research tool. All other fees in fiscal 2018 include due diligence in connection with our acquisition of Titan.

        The Audit Committee's outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

 POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT RELATED
SERVICES OF INDEPENDENT AUDITORS

        The Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of the Company's independent registered public accounting firm. The Audit Committee has adopted a policy requiring that substantially all audit, audit-related and non-audit services provided by the independent auditor be pre-approved by the Audit Committee. Pre-approval is not necessary for certain minor non-audit services that (i) do not constitute more than 5% of the total amount paid by the Company to its independent registered public accounting firm during the fiscal year the non-audit services were provided; (ii) were not recognized by the Company to be non-audit services at the time of the engagement for such services; and (iii) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee may delegate authority to one or more independent members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services, provided that any such pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has adopted a policy that prohibits our independent auditors from providing the following services:

  •
  bookkeeping or other services related to the accounting records or financial statements of the Company;

  •
  financial information systems design and implementation;

  •
  appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports;

  •
  actuarial services;

  •
  internal audit outsourcing services;

  •
  management functions or human resources;

  •
  broker or dealer, investment adviser or investment banking services;

  •
  legal services and expert services unrelated to the audit; and

  •
  any other service that the Public Company Accounting Oversight Board prohibits through regulation.

        The Audit Committee's pre-approval policy is included in the Audit Committee Charter, which is available on our website at investor.gms.com/govdocs.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee is currently comprised of Messrs. John J. Gavin, as Chairman, Mitchell B. Lewis, Ronald R. Ross and J. David Smith. The Audit Committee oversees GMS Inc.'s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including maintaining an effective system of internal controls over financial reporting. The Audit Committee meets separately with management, the internal auditors and the independent registered public accounting firm. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at investor.gms.com/govdocs. The charter, among other things, provides that the Audit Committee has full authority to appoint, compensate, retain, oversee and terminate when appropriate, the independent registered public accounting firm.

        In addition to fulfilling its oversight responsibilities as set forth in its charter and further described above in the section of this Proxy Statement entitled "Corporate Governance and Board Matters—Committees of the Board—Audit Committee," the Audit Committee has done the following things:

  •
  reviewed and discussed the audited financial statements in GMS Inc.'s annual report on Form 10-K for the fiscal year ended April 30, 2019 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

  •
  reviewed with Ernst & Young LLP, GMS Inc.'s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of GMS Inc.'s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

  •
  received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") regarding Ernst & Young LLP's communications with the Audit Committee concerning independence;

  •
  discussed with Ernst & Young LLP its independence from management and GMS Inc. and considered whether Ernst & Young LLP could also provide non-audit services without compromising the firm's independence;

  •
  discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61., as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the PCAOB in Rule 3200T); and

  •
  discussed with the Company's internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of GMS Inc.'s internal controls and the overall quality of GMS Inc.'s financial reporting.

        Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended April 30, 2019, for filing with the SEC.

        This report has been furnished by the members of the Audit Committee of the Board:

Audit Committee
John J. Gavin, Chairman Mitchell B. Lewis Ronald R. Ross J. David Smith

 MANAGEMENT

        The following table sets forth, as of August 27, 2019, the name and age of each executive officer of the Company, indicating all positions and offices with us currently held by such executive officer:

Name	Age	Position
Richard K. Mueller	78	Chairman of the Board
John C. Turner, Jr.	51	President, Chief Executive Officer and Director
R. Alan Adams	59	Senior Vice President of Operations
Craig D. Apolinsky	52	Vice President, General Counsel and Corporate Secretary
Lynn Ross	52	Controller, Chief Accounting Officer and Interim Chief Financial Officer

        Set forth below are descriptions of the backgrounds of each executive officer of the Company who are not directors, as of August 27, 2019. Backgrounds for Richard K. Mueller and John C. Turner, Jr., who are also directors, are provided in the section entitled "Proposal 1—Election of Class III Directors" of this Proxy Statement.

        R. Alan Adams, our Senior Vice President of Operations, joined us in 1996 and has served as our Senior Vice President of Operations since December 2016. Mr. Adams served as our Subsidiary Accounting Manager from March 1996 to May 2000, as our Controller from May 2000 to November 2013, as our Chief Financial Officer from November 2013 to August 2014, as our Vice President, Chief Accounting Officer and Chief Technology Officer from August 2014 to September 2016 and as our Vice President and Chief Information Officer from September 2016 to April 2017. Prior to joining us, Mr. Adams held various positions with Colonial Pipeline Company. Mr. Adams is a Certified Public Accountant in the State of Georgia and earned a B.B.A. from Emory University and a Masters of Taxation degree from Georgia State University.

        Craig D. Apolinsky, our Vice President, General Counsel and Corporate Secretary, joined us in July 2015. Prior to joining us, Mr. Apolinsky was a corporate and mergers and acquisitions attorney with the law firm of Taylor English Duma LLP from December 2014 until July 2015. From September 2008 until May 2014, Mr. Apolinsky served as Executive Vice President, General Counsel and Corporate Secretary for Alere Health, LLC, a healthcare services company. Previously he served as Senior Vice President, General Counsel and Corporate Secretary for Merge Healthcare Incorporated from April 2007 until August 2008. From 2005 until 2007 he worked for Gold Kist Inc., most recently serving as its Deputy General Counsel and Assistant Secretary. Prior to joining Gold Kist in 2007, Mr. Apolinsky was a partner at Alston & Bird LLP, where he practiced in the areas of corporate, securities and mergers and acquisitions for eleven years. Mr. Apolinsky received his law degree from the University of Texas at Austin School of Law and his undergraduate degree from the University of Virginia.

        Lynn Ross, our Controller, Chief Accounting Officer and Interim Chief Financial Officer, joined us in January 2015. Ms. Ross was named Interim Chief Financial Officer in January 2019. Ms. Ross has served as the Company's Corporate Controller and Chief Accounting Officer since September 2016. Ms. Ross served as the Company's Corporate Controller from January 2015 to September 2016. Prior to joining the Company, Ms. Ross served as the Corporate Controller of Floor and Decor Outlets of America, Inc., a retailer of floor and wall coverings. From 2004 to 2011, Ms. Ross worked for Georgia-Pacific LLC in various accounting and finance positions. Prior to 2004, Ms. Ross was an Audit Senior Manager at Deloitte & Touche LLP, an international accounting firm. Ms. Ross holds a B.S.B.A. in Accounting from Appalachian State University and is a Certified Public Accountant in the state of Georgia.

 PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board is providing the Company's stockholders with the opportunity to cast an advisory vote on our executive compensation program, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This proposal is commonly known as a "say on pay" proposal.

        The section of this Proxy Statement entitled "Compensation Discussion and Analysis" describes the Company's executive compensation program that is designed to provide opportunities for our named executive officers to earn incentive compensation based on the achievement of company performance goals balanced with compensation elements intended to retain our management talent over the long-term. We believe we utilize an appropriate mix of fixed and variable compensation elements, including salary, short-term cash bonus opportunities and long-term incentives in the form of equity-based compensation, to retain and motivate our named executive officers. We encourage you to review the section of this Proxy Statement entitled "Compensation Discussion and Analysis" for additional details.

        Under our Amended and Restated Bylaws, the below resolution will be approved if the votes cast "FOR" its approval exceed the votes cast "AGAINST" its approval. Abstentions and non-votes by brokers, banks and other nominee holders of record will not be counted as votes for or against the below resolution.

        The Board recommends that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers as follows:

    RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved.

        As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee and the Board value the opinions expressed by the Company's stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC'S COMPENSATION DISCLOSURE RULES.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        The discussion that follows describes the executive compensation program for our named executive officers ("NEOs"). This Compensation Discussion and Analysis ("CD&A") is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.

        The following executive officers constituted our NEOs for fiscal year 2019:

Name	Title
G. Michael Callahan, Jr.[1]	President and Chief Executive Officer
H. Douglas Goforth[2]	Former Vice President, Chief Financial Officer and Treasurer
Richard K. Mueller	Chairman of the Board
R. Alan Adams	Senior Vice President of Operations
Craig D. Apolinsky	Vice President, General Counsel and Corporate Secretary
Lynn Ross[3]	Corporate Controller, Chief Accounting Officer and Interim Chief Financial Officer

(1)
Mr. Callahan retired as President effective May 1, 2019 and retired as Chief Executive Officer effective August 2, 2019.

(2)
Mr. Goforth resigned effective December 31, 2018.

(3)
Ms. Ross assumed the position of Interim Chief Financial Officer effective January 9, 2019.

I.     Executive Summary

        In fiscal 2019, GMS continued its strong growth as we gained momentum in the specialty distribution market of the construction industry. During fiscal 2019, we surpassed $3.0 billion in net sales through both organic growth and acquisitions, including the strategic acquisition of WSB Titan, which increased our scale and footprint in North America, provided entry into the highly attractive Canadian market, and created a well-balanced platform for long-term growth. At the same time, we significantly improved our operating cost leverage in fiscal 2019. We believe this growth has well-positioned the Company to continue delivering strong results to our shareholders in future years.

        Highlights of our fiscal 2019 performance include the following:

  •
  Generated net sales of $3,116.0 million in fiscal 2019, a 24.1% increase from the prior year. Organic net sales increased 7.1% from the prior fiscal year.

  •
  Generated net income of $56.0 million, or $1.31 per diluted share, compared to $63.0 million, or $1.49 per diluted share, in the prior fiscal year.

  •
  Generated Adjusted EBITDA(1) of $295.7 million, or 9.5% of net sales, compared to Adjusted EBITDA of $199.3 million, or 7.9% of net sales, in the prior fiscal year.

(1)
Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and related items, income taxes, stock compensation, depreciation and amortization, further adjusted to exclude other non-cash items and certain other adjustments. See Annex A for a reconciliation of Adjusted EBITDA to the most comparable measure reported in accordance with GAAP.

  •
  Completed the WSB Titan acquisition as well as two additional acquisitions totaling three branches in the United States and 30 branches across Canada.

  •
  In addition to the acquisitions, opened eight new branch locations.

  •
  Repurchased 1.0 million shares of our common stock for $16.5 million.

        Our compensation program is designed to reward executives for focus and achievement of the Company's short- and long-term performance goals. Our Company's performance is highly dependent on the talents, skills and engagement of our people. As such, our executive compensation program is designed to: (1) attract highly qualified individuals; (2) retain those individuals in a competitive marketplace for executive talent; and (3) motivate performance in a manner that supports achievement of our mission to increase shareholder value while ensuring that these programs do not encourage excessive risk-taking.

        We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.

Management Transitions

        Early in fiscal year 2020, the Company completed a successful transition of the President and Chief Executive Officer roles from G. Michael Callahan, Jr., who announced in April 2019 that he intended to retire as of August 2, 2019, to John C. Turner, Jr. The Company believes that the addition of Mr. Turner will further strengthen the GMS value proposition and continue to advance the Company's growth and success.

        In fiscal year 2019, H. Douglas Goforth, the Company's Chief Financial Officer, resigned effective December 31, 2018. To ensure a smooth transition of responsibilities, Mr. Goforth remained in an advisory role for a three-month period following his resignation. The Board named Lynn Ross, the Company's Controller and Chief Accounting Officer, as the Interim Chief Financial Officer until the Board completes its search for a permanent replacement.

        For a description of the employment agreements entered into with Mr. Turner, Mr. Goforth and Ms. Ross, please see the section entitled "Employment Agreements" later in this proxy statement.

Pay Program Overview

        We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of shareholders. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, inducing them to achieve our business goals and rewarding them for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.

        In doing so, we have selected the following framework to achieve these objectives:

Base Salary	Fixed cash component of pay based on individual scope of experience and responsibilities, performance against goals, peer and industry practices.

Variable cash component of pay intended to motivate and reward our executives for the achievement of select strategic goals of the Company.
Annual Incentives
In fiscal year 2019, our annual incentives were based on two corporate performance metrics: (1) Adjusted EBITDA (80%) and (2) Working Capital Turns (20%).

Variable stock-based component of pay designed to motivate executives to deliver long-term shareholder value, while also providing a retention vehicle for our top executive talent.
Long-Term Equity Incentives	In fiscal year 2019, equity awards were delivered as:
• Stock Options (50%)
• Restricted Stock Units ("RSUs") (50%)

2019 Target Pay Mix

        Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and shareholders, the Company's compensation programs are designed to provide a significant portion of executive compensation in the form of variable, at-risk, incentive pay as shown in the graphics below:

Paying for Performance: Realizable Pay

        Paying for performance is a primary tenet of our compensation program, and we put much of our executive's pay "at-risk" through our annual and long-term incentive programs. In fiscal year 2019, we granted our executives restricted stock units and stock options to retain and motivate them to deliver long-term performance. These awards represent a significant portion of our executives' compensation packages. However, the targeted /grant date value of such equity awards (as reported annually on the Summary Compensation Table) is not always reflective of the actual realizable pay value that may be received by the executive.

        Demonstrating how a large portion of our executives' pay is linked to the Company's performance, the graphic to the right is a comparison of the target pay package for our CEO, and the realizable value of that package as of the last day of our fiscal year, April 30, 2019. As can be seen in the graph, the value of his equity awards declined, with our share price, and the value of annual cash bonus award actually received is a fraction of the targeted value. Although we had a strong performance in 2019, the achievement was lower than pre-established goals.

Note:

"Target Pay" is comprised of base salary, target annual bonus, and the grant date value of long-term incentive awards (RSUs and stock options).

"Realizable Value as of FYE" is defined as the compensation earned or deliverable, including base salary, actual annual bonuses received, and the intrinsic value of the stock options and RSUs granted during fiscal year 2019, based on a share price of $17.62/share, the closing price of our common stock on April 30, 2019 (the last trading day of our 2019 fiscal year).

Compensation Governance Highlights

        The compensation committee regularly reviews best practices in executive compensation and uses the guidelines below to design our compensation programs.

Consideration of Last Year's Say-on-Pay Vote

        At the 2018 Annual Meeting of Stockholders, our say-on-pay proposal received strong support, garnering support from 99% of shares cast. The Company is pleased with these results and believes that stockholders have a positive view of our executive compensation philosophy, policies and programs. The Compensation Committee took these results into account by continuing to emphasize our pay-for-performance philosophy which utilizes performance measures that provide incentives to deliver value to our stockholders.

II.    Executive Compensation Philosophy and Objectives

        For fiscal 2019, the objectives of the executive compensation program included the following:

  •
  balancing an entrepreneurial focus with the need to set and achieve pre-determined goals;

  •
  aligning with best practices and standards as determined by peer practices and institutional stockholders;

  •
  basing annual reward opportunities on performance measures linked to stockholders value creation;

  •
  providing substantial, but capped upside on cash incentives that is linked to superior performance; and

  •
  requiring a threshold level of performance in order for any award to be earned.

III.  Compensation Determination Process

Role of Compensation Committee

        Our Compensation Committee is responsible for overseeing our executive compensation philosophy and our executive compensation program, determining and approving the compensation for our executive officers, negotiating executive employment contracts, and helping to establish appropriate compensation for directors and other key employees. Our Compensation Committee regularly reports to our Board on its deliberations, but is ultimately responsible for compensation decisions.

        Our Compensation Committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. It also reviews the compensation of our executive officers and makes decisions about the various components that comprise their compensation packages.

        The appropriate mix and amount of compensation for each executive officer vary based on the level of the executive's responsibilities. The Compensation Committee does not maintain any formal policy or formula for allocating the appropriate mix of compensation as it believes it is more important to remain flexible to respond to shifts in the marketplace in which the Company must compete to recruit and retain executive talent. Therefore, the Compensation Committee retains the authority to review our executive officers' compensation periodically and to use its discretion to adjust the mix of compensation and the amount of any element of compensation as it deems appropriate.

Role of Management

        The Company's Chief Executive Officer is involved in the design and implementation of our executive compensation and typically shares his insight at the Compensation Committee meetings to provide financial or other background information or advice in such discussion. This enables our Compensation Committee to review the corporate and individual goals that the Chief Executive Officer regards as important to the achievement of our business objectives. In fiscal 2019, the Chief Executive Officer reviewed the analysis and recommendations of the Company's executive compensation consultant with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than his own).

        The Compensation Committee will continue to review base salaries and awards of cash bonuses and long-term incentives on an annual basis in order to determine whether the levels and allocation of the various elements of our executive officers' compensation packages are appropriate. The Compensation Committee will make its decisions taking into account the Chief Executive Officer's recommendations regarding the level and mix of compensation for our executive officers (other than for the Chief Executive Officer), including with respect to base salary, short-term incentive compensation and long-term incentive compensation. The Chief Executive Officer's recommendations will be developed in consultation with our Chief Human Resources Officer and other Company representatives.

Role of Compensation Consultant

        For fiscal year 2019, the Compensation Committee retained the services of Aon Consulting, Inc. ("Aon Consulting"), an Aon plc company, as independent executive compensation consultant, to advise the Compensation Committee on compensation matters related to the Company's executive officer and director compensation programs. During fiscal year 2019, Aon Consulting assisted the Compensation Committee with, among other things:

  •
  executive and director market pay analysis;

  •
  reviewing and making changes to the compensation peer group;

  •
  developing and refining executive and director pay programs; and

  •
  assisting with drafting our Proxy Statement disclosures, including the Compensation, Discussion and Analysis section.

Use of Peer Group Data

        To assess the appropriateness of our executive compensation program and compensation levels, our Compensation Committee, with the assistance of Aon Consulting, examines the competitive compensation data for senior executives of our peer companies as a reference group. The Compensation Committee uses the peer group to reference recent market data and understand the marketplace. However, the Committee also recognizes the importance of flexibility and considers other factors as well, such as individual performance, experience, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time.

        During fiscal year 2019, Aon Consulting presented a compensation benchmarking study to the Compensation Committee at its request, which included the peer group companies listed below. The Compensation Committee used the benchmarking study as a comparative tool in its evaluation of the Company's executive compensation program in relation to companies believed to represent the appropriate comparable labor market for executive talent and to provide context for executive compensation.

        The general criteria Aon Consulting used for peer selections, which criteria were approved by the Compensation Committee, includes the following:

  •
  Revenues:  companies with revenue of $1.1 billion to $6.3 billion; 1/3rd to 2x GMS' revenue (using full year analyst estimate)

  •
  Market Capitalization:  companies of similar market capitalization

  •
  Industry:  building products distributors or manufacturers of building products

  •
  Region:  operating in US with limited or no international scope

  •
  Company Type:  public companies only

        For fiscal 2019, the Company's peer group consisted of the following 20 companies(1):

A.O. Smith Corporation	Boise Cascade Company	MRC Global Inc.
Applied Industrial Technologies, Inc.	Builders FirstSource, Inc.	MSC Industrial Direct Co. Inc.
Armstrong World Industries, Inc.	Fastenal Company	NCI Building Systems, Inc.
Atkore International Group Inc.	Foundation Building Materials	Simpson Manufacturing Co., Inc.
Beacon Roofing Supply, Inc.	HD Supply	SiteOne Landscape Supply, Inc.
BlueLinx Holdings, Inc.	Kaman Corporation	TopBuild Corp.
BMC Stock Holdings, Inc.	Lennox International Inc.

(1)
For fiscal 2019, HD Supply was added to the peer group and Forterra, Inc., Installed Building Products, Inc., Ply Gem Holdings, Inc., Pool Corporation, and USG Corporation were removed from the peer group that was used in fiscal 2018.

Risk Analysis of Compensation Program

        The Compensation Committee reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that is reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company's compensation program offers an appropriate mix of fixed compensation and short- and long-term variable compensation so as to mitigate the motivation to take high levels of business risk. As a result, the Compensation Committee believes that our compensation program does not encourage unreasonable risk taking that is reasonably likely to have a material adverse effect on the Company.

IV.
Pay Components

Base Salary

        We believe that the provision of base salary plays an important role in attracting and retaining top executive talent by providing executives with a predictable level of income. Base salaries represent a fixed portion of our NEOs' compensation and vary by job responsibility. The Compensation Committee reviews our NEOs' base salaries annually, though it may make periodic base salary adjustments in connection with an NEO's promotion, change in job responsibility, or when otherwise necessary for equitable reasons. In connection with its review and determination of base salaries, the Compensation Committee will consider market data, the level of the executive's compensation (individually and relative to the other executives), the level of the executive's performance and, for the base salaries for executives other than the chief executive officer, the recommendations of the chief executive officer.

        The following table sets forth our NEOs' base salaries for fiscal 2019:

Executive	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	% Change

G. Michael Callahan, Jr.	$750,000	$772,512	3.0%

H. Douglas Goforth[1]	400,000	412,006	3.0%

Richard K. Mueller[2]	300,000	70,000	(76.7)%

R. Alan Adams	380,000	391,414	3.0%

Craig D. Apolinsky	375,000	386,256	3.0%

Lynn Ross[3]	257,504	334,750	30.0%

(1)
Mr. Goforth resigned effective December 31, 2018.

(2)
Effective August 1, 2018, Mr. Mueller's compensation arrangement was changed to include an annual base salary of $70,000, which is consistent with our director compensation program.

(3)
Effective January 9, 2019, Ms. Ross assumed the position of Interim Chief Financial Officer. The Compensation Committee approved an increase to her base salary effective January 9, 2019 to reflect her increased responsibilities.

Annual Incentives

        The Company maintains the Annual Incentive Plan (the "AIP") in order to drive the Company's annual performance by linking variable compensation payments to achievement of individual and Company performance. Cash bonuses under the AIP are designed to support our strategic business, promote the maximization of Company profitability and encourage teamwork. In fiscal 2019, each of our NEOs, other than Mr. Mueller, was eligible to earn an annual cash bonus under the AIP, subject to the conditions described below. For Fiscal 2019, Mr. Mueller did not participate in the AIP, and did not otherwise receive a cash bonus in fiscal 2019, because of the focused nature of his services to the Company.

        Under the AIP, the Compensation Committee takes into consideration the Company's performance as measured against pre-established business and/or financial goals at different levels of the Company's operating structure. For fiscal 2019, annual bonuses were based upon achievement of Adjusted EBITDA goals (weighted 80%) and Working Capital Turns goals (weighted 20%), as set forth below. Adjusted EBITDA was selected because management uses this measure to review the Company's results. Working Capital Turns was selected because management of working capital is key to the Company's success. Eligible NEOs may earn between 0% and 200% of their target opportunities as set forth in the table below if the Company's threshold targets are met, with straight-line interpolation being applied for performance above threshold levels.

        Each of our NEOs (other than Mr. Mueller) is entitled to a target bonus equal to a percentage of his base salary, as set forth in the table below. The annual bonuses under the AIP are subject to adjustment by the Compensation Committee, at its discretion, based on the executive's individual performance and contribution to the Company during the year.

        The following table sets forth the annual bonus threshold, target and maximum, expressed as a percentage of base salary for our NEOs for fiscal 2019 (which were the same as for fiscal 2018).

Executive	Threshold	Target	Maximum
G. Michael Callahan, Jr.	31.25%	125%	250%

H. Douglas Goforth	17.5%	70%	140%

Richard K. Mueller	—	—	—

R. Alan Adams	15%	60%	120%

Craig D. Apolinsky	15%	60%	120%

Lynn Ross	12.5%	50%	100%

        The AIP performance targets and actual performance for fiscal year 2019 are summarized below:

		Threshold (25% for Adjusted EBITDA; and			Actual Performance

Measures	Weighting	0% for Working Capital)	Target (100%)	Maximum (200%)	Results	% Payout
Adjusted EBITDA[1] (in millions)	80%	$291.6	$333.3	$400.0	$300.2	40.7%

Working Capital Turns[2] (as a % of annual net sales)	20%	19.54%	18.54%	17.04%	19.13%	40.0%

(1)
Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and related items, income taxes, stock compensation, depreciation and amortization, further adjusted to exclude other non-cash items and certain other adjustments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP.

(2)
Working Capital Turns equals the 12 month trailing average of trade accounts and notes receivable plus inventories less accounts payable, divided by annual net sales.

        Based on the Company's actual performance in fiscal 2019 and straight-line interpolation being applied for performance above threshold levels, Adjusted EBITDA was achieved at 40.7% of target and Working Capital Turns was achieved at 40% of target, for a total weighted bonus performance payout of 40.4%. The Compensation Committee did not exercise its discretion to adjust bonus amounts based on the executive's individual performance and contribution to the Company during the year. The following table sets forth the annual bonus earned in fiscal 2019 under AIP for our NEOs:

Executive	2019 Earned Bonus

G. Michael Callahan, Jr.	$391,664

H. Douglas Goforth[1]	77,984

Richard K. Mueller	—

R. Alan Adams	92,255

Craig D. Apolinsky	93,999

Lynn Ross	67,887

(1)
Mr. Goforth resigned effective December 31, 2018. Mr. Goforth earned a prorated amount based on the portion of fiscal year 2019 that he was employed with the Company.

Long-Term Incentive Plan

        The Company maintains a long-term incentive plan under which we may make grants of equity awards from time to time. The main objectives of the long-term incentive plan are to (1) directly link the executives to increasing stockholder value, (2) incentivize our executives to work towards the achievement of our long-term performance goals, (3) provide the Company a competitive means through which we may better attract able individuals to become executives, and (4) retain executives for a multiple year period by providing these individuals with stock ownership opportunities. For the foregoing reasons, we believe that providing our NEOs long-term equity compensation further advances and aligns the interests of the Company and its stockholders. In fiscal 2019, we granted a mix of the following equity awards:

  •
  RSUs

  •
  Stock options

        We provided 50% of the target economic value in time-based RSUs and 50% in time-based stock options. Although stock options are inherently performance-based, requiring stock price appreciation before there is any real value earned, and remain a simple form to deliver performance based equity as no amount of time will make a stock option deliver any value unless the Company's stock price increases.

        In August 2018, the Compensation Committee approved our annual equity award grants to our NEOs under the Company's Equity Incentive Plan. These annual equity grants consisted of:

Executive	RSUs (#)	Stock Options (#)

G. Michael Callahan, Jr.	39,062	102,774

H. Douglas Goforth[1]	13,671	35,971

Richard K. Mueller[2]	4,101	—

R. Alan Adams	11,718	30,832

Craig D. Apolinsky	9,765	25,693

Lynn Ross	2,929	7,708

(1)
Mr. Goforth forfeited these equity awards in connection with his resignation from the Company.

(2)
Effective August 1, 2018, Mr. Mueller's compensation included an annual grant of restricted stock units with a grant date value of $105,000, which is consistent with our director compensation program.

        The RSUs and stock options (for everyone other than Mr. Mueller), will vest over three years, with equal installments vesting on each of the first, second and third anniversaries of the grant date. Consistent with our director compensation program, Mr. Mueller's RSUs will vest on the first anniversary of the grant date.

V.
Additional Compensation Practices and Policies

Stock Ownership Guidelines

        To further align the interests of our senior leaders and independent members of the Board with our shareholders, in July 2018, the Board adopted stock ownership guidelines for our senior leaders and independent members of the Board. Pursuant to these guidelines, each senior leader or independent member of the Board is required to own specified levels of our common stock. Individuals are expected to meet the standards set forth in the guidelines within five years after the date of adoption of the guidelines or his or her promotion to a position included in the guidelines.

Position	Requirement

Chief Executive Officer	5x base salary

Other Named Executive Officers	1x to 2x base salary

Non-executive directors	5x annual cash retainer

Incentive Compensation Clawback Policy

        All equity and cash awards are subject to the Company's Incentive Compensation Clawback Policy effective July 12, 2017. The Company reserves the right to "clawback" certain cash and equity incentive-based compensation upon the occurrence of certain events. Upon the occurrence of a triggering event, such as when the employee engaged in willful action or willful inaction that materially contributes to or results in a restatement, the Board may, in its sole discretion, after evaluating the associated costs and benefits, recover all or any portion of the recoverable incentive paid to the employee during the applicable period. In addition, the Board may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding such triggering event so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

Retirement Benefits

        The Company provides retirement benefits to the NEOs, including matching contributions, under the terms of its tax-qualified defined contribution plan (the "401(k) Plan"). The NEOs participate in the 401(k) Plan on the same terms as our other participating employees. We believe that the retirement benefits provided under the 401(k) Plan are analogous to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for any of its executive officers.

Severance and Change in Control Payments

        We believe that employment agreements assist us in attracting and retaining executive talent and that change in control provisions are appropriate to help ensure continuity of management during a potential change in control. We have employment agreements with each of the NEOs, and each agreement contains termination and change in control provision. More information about the NEOs'

employment agreements is provided in the section "Employment Agreements" beginning on page 46 and more information about their recent and potential payments is provided in the section "—Payments upon Certain Events of Termination or Change in Control" on pages 50 and 51.

Employee Stock Purchase Plan

        The Company provides NEOs the opportunity to purchase the Company's common stock at a discount from the market price under the GMS Inc. Employee Stock Purchase Plan (the "ESPP"), which was approved during the fiscal year ended April 30, 2018. The NEOs participate in the ESPP on the same terms as our other participating employees. We believe that the benefits provided under the ESPP are analogous to those provided by comparable companies.

Perquisites and Other Personal Benefits

        The Company provides the NEOs with perquisites and other personal benefits that it believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. We believe that these benefits enable our executives to focus on our business and enhance their commitment to us. In fiscal 2019, Mr. Mueller was provided perquisites which included (i) use of a Company vehicle, (ii) provision of Netjets service for (x) all business trips and (y) up to 25 hours of personal use per year and a tax gross-up payment for this benefit and (iii) payment for unreimbursed medical expenses in an amount not to exceed $25,000 per year and a tax gross-up payment for this benefit. Effective August 1, 2018, Mr. Mueller's access to the Netjets service for personal use and payment for unreimbursed medical expenses ended. In fiscal 2019, Mr. Callahan was provided perquisites which included (i) use of a Company vehicle and (ii) provision of Netjets service for (x) all business trips and (y) up to 12 hours of personal use per year and a tax gross-up payment for this benefit. In fiscal 2019, Mr. Adams, Mr. Apolinsky, Mr. Goforth and Ms. Ross were provided use of a Company vehicle. In February 2019, the Company decided to no longer provide Company vehicles to Mr. Adams, Mr. Apolinsky and Ms. Ross. Each received a $25,000 payment in connection the Company's move away from Company provided vehicles. Beginning in February 2019 each received $800 per month in a car allowance. Mr. Goforth no longer was provided use of a Company vehicle upon his resignation in December 2018. Each of our NEOs received Company matching contributions under the 401(k) Plan.

        The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs to confirm such levels are reasonable and continue to serve their intended retentive purposes.

Internal Revenue Code Section 162(m)

        Pursuant to the Tax Act, the exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs, including our chief financial officer, in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Compensation Committee's efforts to structure certain of our incentive plans and awards in place prior to November 2, 2017, to be exempt from Section 162(m) and therefore not subject to its deduction limits, there can be no assurance that these awards will be fully deductible because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)'s exemption from the deduction limit. In addition, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company's business needs. Although the Compensation Committee continues to consider the impact of Section 162(m) of the Code in making its compensation decisions, it believes the tax deduction is only one of several relevant considerations in setting compensation and the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes it is in our best interests.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. David Smith, Chairman
Peter C. Browning
Teri P. McClure
Theron I. Gilliam

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

        The following table sets forth the cash and non-cash compensation paid to our NEOs for the fiscal years ended April 30, 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
G. Michael Callahan, Jr.,	2019	$772,512	$—	$999,987	$999,991	$391,664	$29,840	$3,193,994
President and Chief	2018	750,000	—	—	—	374,625	76,901	1,201,526
Executive Officer(2)	2017	725,000	—	—	—	906,250	31,642	1,662,892
H. Douglas Goforth,	2019	450,171	—	349,978	349,998	77,984	496,282	1,724,413
Former Chief Financial	2018	400,000	—	—	—	111,888	15,409	527,297
Officer(3)(4)	2017	386,250	—	—	—	270,375	16,354	672,979
Richard K. Mueller,	2019	127,500	—	105,000	—	—	122,524	355,024
Chairman of the Board(5)	2018	300,000	100,000	—	—	—	209,919	609,919
	2017	300,000	200,000	—	582,663	—	28,849	1,111,512
R. Alan Adams,	2019	391,414	—	299,981	299,995	92,255	36,573	1,120,218
Senior Vice President of	2018	380,000	—	—	—	91,109	13,162	484,271
Operations(6)	2017	360,500	—	—	—	180,250	12,772	553,522
Craig D. Apolinsky,	2019	386,256	—	249,984	249,993	93,999	127,981	1,108,213
General Counsel and	2018	375,000	—	44,988	44,989	89,910	160,306	715,193
Corporate Secretary(7)	2017	315,042	—	—	515,265	189,025	14,779	1,034,111
Lynn Ross,	2019	278,012	—	74,982	74,999	67,887	41,416	537,296
Interim Chief Financial Officer(8)(9)

(1)
Compensation for stock awards and option awards represents the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2019.

(2)
The amount set forth under "All Other Compensation" for fiscal 2019 includes (i) matching contributions made to the GMS 401(k) Plan of approximately $2,377, (ii) the imputed value of Company-provided automobile of approximately $7,506, (iii) costs of approximately $12,104 attributable to personal usage of Company-provided aircraft and (iv) approximately $7,853 for the gross-up payment related to his personal usage of the Company-provided aircraft. The incremental cost to the Company of personal use of Company-provided aircraft is calculated based on the variable operating costs to the Company. We impose an annual limit of 12 hours on Mr. Callahan's non-business use of Company-provided aircraft.

(3)
Mr. Goforth resigned from the Company effective December 31, 2018. The "Salary" column reflects Mr. Goforth's salary paid through December 31, 2018, plus $175,500 for advisory consulting services for a three-month period following his resignation.

(4)
The amount set forth under "All Other Compensation" for fiscal 2019 includes (i) matching contributions made to the GMS 401(k) Plan of approximately $3,851, (ii) the imputed value of Company-provided automobile of approximately $20,025, (iii) severance of $412,006, (iv) medical benefits continuation of $35,400, and (v) reimbursement of job transition services of $25,000.

(5)
The amount set forth under "All Other Compensation" for fiscal 2019 includes (i) matching contributions made to the GMS 401(k) Plan of approximately $467, (ii) the imputed value of Company-provided automobile of approximately $15,886, (iii) costs of approximately $5,396 attributable to personal usage of Company-provided aircraft, (iv) approximately $4,477 for the gross-up payment related to his personal usage of the Company-provided aircraft, (v) tax gross-up payments of $5,396 related to unreimbursed medical expenses and (vi) a scheduled Make-Whole Payment (as defined in the section "Employment Agreements" beginning on page 38) to Mr. Mueller of $96,298. The incremental cost to the Company of personal use of Company-provided aircraft is calculated based on the variable operating costs to the Company. We impose an annual limit of 25 hours on Mr. Mueller's non-business use of Company-provided aircraft.

(6)
The amount set forth under "All Other Compensation" for fiscal 2019 includes (i) matching contributions made to the GMS 401(k) Plan of approximately $5,746, (ii) the imputed value of Company-provided automobile of approximately $3,427, (iii) a payment of $25,000 in connection with the Company's program to move away from Company provided automobiles, and (iv) $2,400 for a monthly car allowance for February 2019 through April 2019.

(7)
The amount set forth under "All Other Compensation" for fiscal 2019 includes (i) matching contributions made to the GMS 401(k) Plan of approximately $4,917, (ii) the imputed value of Company-provided automobile of approximately $10,505, (iii) a payment of $25,000 in connection with the Company's program to move away from Company provided automobiles, (iv) $2,400 for a monthly car allowance for February 2019 through April 2019, and (v) a scheduled Make-Whole Payment (as defined in the section "Employment Agreements" beginning on page 38) to Mr. Apolinsky of $85,159.

(8)
Ms. Ross was not a Named Executive Officer in fiscal 2018 and 2017. Summary compensation information for Ms. Ross is only required for fiscal 2019.

(9)
The amount set forth under "All Other Compensation" for fiscal 2019 includes (i) matching contributions made to the GMS 401(k) Plan of approximately $6,534, (ii) the imputed value of Company-provided automobile of approximately $7,482, (iii) a payment of $25,000 in connection with the Company's program to move away from Company provided automobiles, and (iv) $2,400 for a monthly car allowance for February 2019 through April 2019.

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

        The table below sets forth information regarding all grants of awards made to the named executive officers during the fiscal year ended April 30, 2019. Options and RSUs reflected in this table were granted under the GMS Inc. Equity Incentive Plan. For further information regarding the terms of certain of these grants, see "Compensation Discussion and Analysis" above.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
G. Michael Callahan, Jr.	—	$241,410	$965,640	$1,931,280	—	—	$—	$—
	8/1/2018	—	—	—	39,062	—	—	999,987
	8/1/2018	—	—	—	—	102,774	25.60	999,991
H. Douglas Goforth(3)	—	72,101	288,404	576,808	—	—	—	—
	8/1/2018	—	—	—	13,671	—	—	349,978
	8/1/2018	—	—	—	—	35,971	25.60	349,998
Richard K. Mueller	—	—	—	—	—	—	—	—
	8/1/2018	—	—	—	4,101	—	—	105,000
R. Alan Adams	—	58,712	234,848	469,697	—	—	—	—
	8/1/2018	—	—	—	11,718	—		299,981
	8/1/2018	—	—	—	—	30,832	25.60	299,995
Craig D. Apolinsky	—	57,938	231,754	463,507	—	—	—	—
	8/1/2018	—	—	—	9,765	—	—	249,984
	8/1/2018	—	—	—	—	25,693	25.60	249,993
Lynn Ross	—	41,844	167,375	334,700	—	—	—	—
	8/1/2018	—	—	—	2,929	—	—	74,982
	8/1/2018	—	—	—	—	7,708	25.60	74,999

(1)
These columns, where applicable, show the range of possible payouts for fiscal 2019 performance under the AIP as described above under "—Annual Bonuses".

(2)
The grant date fair value for RSU awards and option awards was computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2019.

(3)
Mr. Goforth resigned from the Company effective December 31, 2018. In connection with his resignation, Mr. Goforth forfeited the stock options and RSUs reflected in this table. Mr. Goforth received a pro rata bonus earned under the AIP for the portion of fiscal year 2019 that he was with the Company.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END

        The following table sets forth certain information with respect to outstanding options and RSUs held by each of our NEOs as of April 30, 2019:

	Option Awards
						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)
Name				Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)		Market Value of Units That Have Not Vested ($)(1)
G. Michael Callahan, Jr.	449,196	—		$12.31	04/01/24	39,062	(2)	$688,272
	—	102,774	(3)	25.60	08/01/28	—		—
H. Douglas Goforth	—	—		—	—	—		—
Richard K. Mueller	41,903	19,045	(4)	23.11	06/02/26	4,101	(5)	72,260
R. Alan Adams	269,512	—		12.31	04/01/24	11,718	(6)	206,471
	—	30,832	(7)	25.60	08/01/28	—		—
Craig D. Apolinsky	37,058	16,840	(4)	23.11	06/02/26	10,565	(8)	186,155
	1,171	2,341	(9)	37.49	12/01/27	—		—
	—	25,693	(7)	25.60	08/01/28	—		—
Lynn Ross	5,158	—		14.77	06/02/26	3,817	(10)	67,256
	1,301	2,602	(9)	37.49	12/01/27	—		—
	—	7,708	(7)	25.60	08/01/28	—		—

(1)
Based on the closing price on the NYSE for our common stock on April 30, 2019, the last trading day of the fiscal year, of $17.62.

(2)
These restricted stock units vest as follows: (i) 13,021 vested on August 1, 2019 and (ii) 26,041 were cancelled upon Mr. Callahan's retirement from the Company on August 2, 2019.

(3)
These stock options vest as follows: (i) 34,258 vested on August 1, 2019 and (ii) 68,516 were cancelled upon Mr. Callahan's retirement from the Company on August 2, 2019.

(4)
One quarter of these stock options vested on June 2, 2019, and the remaining options will vest with respect to the remaining underlying shares in eight equal installments on each quarterly anniversary of June 2, 2019, such that the options will be fully vested as of June 2, 2020.

(5)
These restricted stock units vested on August 1, 2019.

(6)
One third of these restricted stock units vested on August 1, 2019 and one third will vest on each of August 1, 2020 and August 1, 2021.

(7)
One third of these stock options vested on August 1, 2019 and one third will vest on each of August 1, 2020 and August 1, 2021.

(8)
These restricted stock units vest as follows: (i) 3,255 vested on August 1, 2019, (ii) 3,255 will vest on each of August 1, 2020 and August 1, 2021, and (iii) 400 will vest on each of December 1, 2019 and December 1, 2020.

(9)
One half of these stock options will vest on December 1, 2019 and one-half on December 1, 2020.

(10)
These restricted stock units vest as follows: (i) 977 vested on August 1, 2019, (ii) 976 will vest on each of August 1, 2020 and August 1, 2021, and (iii) 444 will vest on each of December 1, 2019 and December 1, 2020.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019

        The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock units for our NEOs during the fiscal year ended April 30, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
H. Douglas Goforth	202,134	$1,551,548	—	$—
Craig D. Apolinsky	—	—	400	7,516
Lynn Ross	—	—	445	8,362

(1)
The value realized on exercise for option awards represents the number of shares acquired on exercise multiplied by the difference between the exercise price and the price of our common stock on the exercise date.

(2)
The value realized on vesting for stock awards represents the number of shares acquired on vesting multiplied by the closing price of our common stock on the vesting date.

EMPLOYMENT AGREEMENTS

        We currently use employment agreements to retain our executive officers. These agreements are described below.

Chief Executive Officer (John C. Turner, Jr.)

        In connection with Mr. Turner's commencement of employment with the Company, the Company entered in an employment agreement with Mr. Turner. The employment agreement provides for an initial one-year term commencing on May 1, 2019, with automatic one-year renewals unless and until either the Company or Mr. Turner provides at least 90 days' written notice to the other of intent not to renew the term. The employment agreement provides for (i) an annual base salary of $750,000; (ii) eligibility for participation in all benefit programs for which other senior executives of the Company are generally eligible and, for the first three months of employment, an additional $1,500 payment per month to assist with COBRA expense prior to his eligibility for participation in the Company's benefit plans; (iii) a target annual bonus equal to 100% of his base salary, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee; provided, however, that for fiscal year 2020, his annual bonus will be guaranteed at the greater of target or actual performance; (iv) a monthly car allowance of $800; and (v) reimbursement of relocation expenses, subject to the terms and conditions of the Company's relocation policy.

        Pursuant to the employment agreement, if Mr. Turner's employment is terminated by the Company other than for cause, death or disability (each as defined in the employment agreement) or by Mr. Turner for good reason (as defined in the employment agreement) or by Mr. Turner following the Company's notice of non-renewal of the employment agreement, then he will be entitled to (i) base salary continuation for eighteen (18) months; (ii) an amount equal to his target bonus opportunity for the year in which termination occurs; (iii) a pro-rata annual bonus for the year in which termination occurs; and (iv) payment of the Company-paid portion of group health benefits for eighteen (18) months and, to the extent the medical benefits continuation is taxable to Mr. Turner, a tax gross-up payment for such benefit. Mr. Turner's employment agreement contains certain employee non-solicitation, customer non-solicitation and non-competitive covenants that will apply for eighteen (18) months following his termination of employment with the Company, as well as a confidentiality covenant.

        Mr. Turner also received a sign-on equity grant on May 1, 2019 having an aggregate grant date value of $1,500,000 and comprised of restricted stock units (50%) and stock options (50%), which awards will vest in three approximately equal installments on each of the first three annual anniversaries of the date of grant, subject to his continued employment with the Company on each vesting date.

Former Chief Executive Officer (G. Michael Callahan, Jr.)

        On April 1, 2014 the Company entered into an employment agreement with Mr. Callahan, which was amended and restated effective as of May 1, 2015 and further amended effective as of May 1, 2016. Pursuant to Mr. Callahan's employment agreement, the initial employment term commenced on May 1, 2015 and would have expired on March 31, 2017. However, based on terms of the employment agreement, the employment agreement automatically renewed for a one-year extension and continued to do so until Mr. Callahan's retirement, as further described below. The Employment Agreement provided that Mr. Callahan received a base salary of $700,000 per year, subject to increase at the discretion of the Company and that he was eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible. Mr. Callahan was also eligible to earn a target annual bonus equal to 125% of his base salary pursuant to the terms of the AIP, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee. In addition, Mr. Callahan was entitled to (a) the provision of Netjets service for (i) all business trips and (ii) personal travel not to exceed 12 hours per year and (b) use of a Company vehicle. Mr. Callahan's Employment Agreement also provided for severance upon certain terminations of employment, as described below under "—Payments upon Certain Events of Termination or Change in Control."

        As described earlier in the Compensation Discussion and Analysis, for fiscal 2019, Mr. Callahan's base salary was increased from $750,000 to $772,512 as approved by the Compensation Committee.

        In connection with Mr. Callahan's retirement, the Company and Mr. Callahan entered into a separation, transition and release agreement effective April 1, 2019. Mr. Callahan served as Chief Executive Officer through August 2, 2019. Pursuant to the separation, transition and release agreement, Mr. Callahan continued to receive the compensation and benefits contemplated by his employment agreement through August 2, 2019. In exchange for his release of all potential claims against the Company and for agreeing to provide consulting services and cooperation upon request during the eighteen (18) month period following his retirement, Mr. Callahan will receive (i) continuation of his base salary for eighteen months; (ii) a pro-rata annual bonus for fiscal year 2020; (iii) a monthly payment of $1,500 for eighteen (18) months (which represents the approximate monthly cost to continue health and dental insurance coverage under COBRA) on an after-tax basis; and (iv) up to six months following his retirement to exercise stock options that are vested on his retirement date. Mr. Callahan will remain subject to the employee non-solicitation, customer non-solicitation and non-competitive covenants included in his employment agreement with the Company for eighteen (18) months following his retirement, as well as the confidentiality covenant.

Former Chief Financial Officer (H. Douglas Goforth)

        On August 12, 2014 the Company entered into an employment agreement with Mr. Goforth, pursuant to which his initial employment term commenced on August 18, 2014 and would have expired on August 18, 2017. However, based on terms of the employment agreement, the employment agreement automatically renewed for a one-year extension and continued to do so until Mr. Goforth's resignation from the Company effective December 31, 2018. The employment agreement provided that Mr. Goforth received an annual base salary of $375,000, subject to increase at the discretion of the Compensation Committee and was eligible to receive a target annual bonus equal to 65% of his base salary, pursuant to the terms of the AIP, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee. Mr. Goforth's target annual bonus was subsequently increased to 70% of his base salary. Mr. Goforth's employment agreement also provided that Mr. Goforth was eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible and was entitled to the use of a Company vehicle. Mr. Goforth's Employment Agreement also provided for severance upon certain terminations of employment, as described below under "—Payments upon Certain Events of Termination or Change in Control."

        As described earlier in the Compensation Discussion and Analysis, for fiscal 2019, Mr. Goforth's base salary was increased from $400,000 to $412,006 as approved by the Compensation Committee.

Senior Vice President of Operations (R. Alan Adams)

        On April 1, 2014 the Company entered into an employment agreement with Mr. Adams which was amended and restated effective as of May 1, 2015. Pursuant to Mr. Adams' Employment Agreement, the initial employment term commenced on May 1, 2015 and would have expired on May 1, 2017. However, based on terms of the employment agreement, the employment agreement automatically renewed for a one-year extension and will continue do so unless either the Company or Mr. Adams provides at least 90 days' written notice to the other of intent not to renew the term. The Employment Agreement provides that Mr. Adams would receive a base salary of $350,000 per year, subject to increase at the discretion of the Company and will be eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible, including use of a Company vehicle. Mr. Adams would also be eligible to earn a target annual bonus equal to 50% of his base salary with a maximum annual bonus opportunity of up to 100% of his base salary pursuant to the terms of the AIP, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee. Mr. Adam's target annual bonus was subsequently increased to 60% of his base salary. Mr. Adams' Employment Agreement also provides for severance upon certain terminations of employment, as described below under "—Payments upon Certain Events of Termination or Change in Control."

        As described earlier in the Compensation Discussion and Analysis, for fiscal 2019, Mr. Adams' base salary was increased from $380,000 to $391,414, and his annual bonus opportunity range was set to 60% to 120% of his base salary, as approved by the Compensation Committee.

General Counsel and Corporate Secretary (Craig D. Apolinsky)

        On June 30, 2015 the Company entered into an employment agreement with Mr. Apolinsky, pursuant to which his initial employment term commenced on July 20, 2015 and would have expired on July 20, 2018. However, based on terms of the employment agreement, the employment agreement automatically renewed for a one-year extension and will continue do so unless either the Company or Mr. Apolinsky provides at least 90 days' written notice to the other of intent not to renew the term. The Employment Agreement provides that Mr. Apolinsky will receive an annual base salary of $300,040, subject to increase at the discretion of the Compensation Committee and shall be eligible to receive a target annual bonus equal to 50% of his base salary, pursuant to the terms of the AIP, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee. Mr. Apolinsky's target annual bonus was subsequently increased to 60% of his base salary. The Employment Agreement also provides that Mr. Apolinsky is eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible and entitled to use of a Company vehicle. The Employment Agreement also provides for severance upon certain terminations of employment, as described below under "—Payments upon Certain Events of Termination or Change in Control." On June 2, 2016, Mr. Apolinsky was granted 53,898 options under the 2014 Option Plan consistent with the terms of the Chairman Option Grant, including the terms of the Make-Whole Payment.

        As described earlier in the Compensation Discussion and Analysis, for fiscal 2019, Mr. Apolinsky's base salary was increased from $375,000 to $386,256 as approved by the Compensation Committee.

Corporate Controller, Chief Accounting Officer and Interim Chief Financial Officer (Lynn Ross)

        On August 29, 2018, the Company entered into an employment agreement with Ms. Ross, which became effective September 1, 2018 for a term of one year. Based on terms of the employment agreement, the employment agreement will automatically renew for a one-year extension and will continue do so unless either the Company or Ms. Ross provides at least 90 days' written notice to the other of intent not to renew the term. The Employment Agreement provides that Ms. Ross will receive an annual base salary of $257,504, subject to increase at the discretion of the Compensation Committee and shall be eligible to receive a target annual bonus equal to 50% of her base salary, pursuant to the terms of the AIP, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee. The Employment Agreement also provides that Ms. Ross is eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible and entitled to use of a Company vehicle. The Employment Agreement also provides for severance upon certain terminations of employment, as described below under "—Payments upon Certain Events of Termination or Change in Control."

        As described earlier in the Compensation Discussion and Analysis, for fiscal 2019, Ms. Ross's base salary was increased to $334,750 as approved by the Compensation Committee.

 PAYMENTS UPON CERTAIN EVENTS OF TERMINATION OR CHANGE IN CONTROL

        Pursuant to the terms of the Employment Agreement, as applicable, our NEOs (other than Mr. Mueller) are entitled to receive certain payments in connection with certain termination events. With respect to Mr. Callahan, Mr. Goforth, Mr. Adams, Mr. Apolinsky and Ms. Ross, in the event the NEO's employment is terminated by the Company other than for cause, death or disability (each, as defined in the respective Employment Agreement) or by the NEO for good reason (as defined in the respective Employment Agreement), the NEO shall be entitled to (i) base salary continuation for the Severance Period (as defined below); (ii) a pro-rata annual bonus for the year in which termination occurs and (iii) medical benefits continuation for the Severance Period and, to the extent the medical benefits continuation is taxable to the NEO, a tax gross-up payment for such benefit. The Severance Period for our NEOs (other than Mr. Mueller) is: 18 months for Mr. Callahan and 12 months for Mr. Goforth, Mr. Adams, Mr. Apolinsky and Ms. Ross.

        With respect to our NEOs other than Mr. Mueller, in the event the NEO's employment is terminated by the Company for cause or on account of the NEOs death, disability or voluntary termination without good reason, the Company is obligated to pay the NEO any accrued benefits through the date of termination, which accrued benefits are quantified in the table below in the "Accrued Benefits" column. The amounts in the "Accrued Benefits" column represent four weeks' vacation pay.

        The following table describes the estimated value of payments that would have been due to the NEOs (other than Mr. Mueller) in the event that their employment was terminated by the Company due to a termination other than for cause, death or disability of the NEO or by the NEO for good reason on April 30, 2019. Mr. Goforth is not included in the table below because his employment with the Company terminated during fiscal year 2019.

Name	Accrued Benefits ($)	Base Salary ($)	Pro Rata Bonus ($)	Medical Coverage ($)	Total ($)
G. Michael Callahan, Jr.	$96,564	$1,158,768	$391,664	$21,939	$1,668,935
R. Alan Adams	32,618	391,414	92,255	14,626	530,913
Craig D. Apolinsky	32,188	386,256	93,999	23,377	535,820
Lynn Ross	27,896	334,750	67,887	23,377	453,910

        Additionally, certain of our NEOs hold options issued pursuant to the 2014 Option Plan, which options, per their terms, become fully vested and exercisable upon a change in control. The following table describes the estimated present value of payments for unvested options to purchase shares that would have become vested upon a change in control, assuming that such change in control occurred on April 30, 2019. Mr. Goforth is not included in the table below because his employment with the Company terminated during fiscal year 2019.

Name	Number of Unvested Stock Options (#)(1)	Value of Unvested Stock Options ($)(2)	Outstanding Make-Whole Payments ($)(3)	Total ($)
Richard K. Mueller(4)	19,045	—	$120,372	$120,372
R. Alan Adams(4)	—	—	—	—
Craig D. Apolinsky(4)	16,840	—	106,448	106,448
Lynn Ross(4)	—	—	—	—

(1)
Represents unvested options as of April 30, 2019.

(2)
Calculations with regard to stock options are based upon the fair market value of the Company's common stock as of April 30, 2019, or $17.62, less the exercise price. Based on Company's common stock as of April 30, 2019, none of the stock options were in-the-money.

(3)
Represents the outstanding Make-Whole Payments as of April 30, 2019, which payments would become fully vested upon a change of control.

(4)
Mr. Mueller, Mr. Adams, Mr. Apolinsky and Ms. Ross hold options and RSUs that were granted under the Equity Incentive Plan, which plan provides that in connection with a change in control, the Compensation Committee will determine whether outstanding awards will either: (a) be assumed or substituted for, with appropriate adjustments to the number, kind of shares, and exercise prices of the awards; or (b) terminate.

Separation, Transition and Release Agreement with Mr. Callahan

        Mr. Callahan's employment ended on August 2, 2019. As described above, he will receive severance benefits of approximately $1,427,178 pursuant to his separation, transition and release agreement consisting of the following: severance—$1,158,768; pro rata bonus for fiscal 2020—$241,410; and medical benefits continuation—$27,000.

Separation Agreement with Mr. Goforth

        Mr. Goforth's employment ended on December 31, 2018. In exchange for his full release of claims in favor of the Company, Mr. Goforth received total severance benefits of $550,390 pursuant to his separation, consulting and release agreement agreement consisting of the following: severance—$412,006; pro rata bonus—$77,984; medical benefits continuation—$35,400; and reimbursement of job transition servives of $25,000. Mr. Goforth also provided advisory consulting services for a period of three months following his employment termination in exchange for a $58,500 monthly consulting fee.

 CEO PAY RATIO

        For fiscal 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees of our company other than our CEO was approximately 54 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Date Used to Identify Median Employee	February 28, 2019(1)
Measurement Period	Fiscal 2019
Employee Pool Used to Identify Median Employee	Our employee population (full-time, part-time, temporary and seasonal) of the Company and its consolidated subsidiaries consisted of approximately 5,646 individuals on February 28, 2019(2)
Compensation Measure Used to Identify Median Employee	Total gross wages as derived from the Company's payroll records(3)
Median Employee Annual Compensation	$58,859, calculated in the same manner as we calculated total compensation of the CEO in the Summary Compensation Table(4)
CEO Compensation	$3,193,994, as reported in the Summary Compensation Table
Pay Ratio	54:1

(1)
We determined our median employee as of February 28, 2019, which is within the last three months of fiscal 2019, as required by the pay ratio rule.

(2)
We excluded approximately 1,130 total individuals who became employees as a result of the acquisitions of WSB Titan and Charles G. Hardy, Inc. during fiscal 2019 in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.

(3)
We identified our median employee by using a consistently applied compensation definition and chose total gross wages for all employees, excluding the CEO.

(4)
After identifying the median employee based on total gross wages, we calculated the annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table included in this Proxy Statement.

DIRECTOR COMPENSATION

Director Compensation Program

        Under the Company's director compensation program, each non-management, independent director receives an annual cash retainer of $70,000, paid in amounts of $17,500 per quarter. The chair of the Audit Committee receives an additional annual retainer of $25,000, paid in amounts of $6,250 per quarter. The chair of the Compensation Committee receives an additional annual retainer of $20,000, paid in amounts of $5,000 per quarter. The chair of the Nominating and Corporate Governance Committee receives an additional retainer of $15,000, paid in amounts of $3,750 per quarter. Each non-chair independent member of the Audit Committee receives an additional annual retainer of $12,500 paid in amounts of $3,125 per quarter. Each non-chair independent member of the Compensation Committee receives an additional retainer of $10,000, paid in amounts of $2,500 per quarter. Each non-chair independent member of the Nominating and Corporate Governance Committee receives an additional retainer of $7,500, paid in amounts of $1,875 per quarter.

        Under the Company's director compensation program, each non-management, independent director receives a grant of restricted stock units once each year covering stock valued at $105,000 at the time of the grant. The restricted stock units vest after one year and upon vesting the director will receive shares of common stock, unless deferred as described below.

Deferred Compensation Plan for Non-Employee Directors

        During fiscal 2019, the Company adopted a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may defer receipt of all or a portion of certain compensation. Compensation eligible for deferral includes annual retainer fees, committee fees, meeting fees payable in cash and restricted stock units.

Fiscal 2019 Director Compensation Table

        Shown below is information regarding the director compensation for each member of the Board for fiscal 2019, other than for Messrs. Mueller and Callahan who did not receive director fees in fiscal 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Peter C. Browning	$95,000	$105,000	$—	$200,000
John J. Gavin(3)	121,793	105,000	—	226,793
Theron I. Gilliam	87,500	105,000	—	192,500
Brian B. Hoesterey	—	—	—	—
Teri P. McClure	—	105,000	—	105,000
Ronald R. Ross	90,000	105,000	—	195,000
J. Louis Sharpe	—	—	—	—
J. David Smith	110,000	105,000	—	215,000

(1)
Compensation for stock awards represents the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2019.

  Pursuant to our director compensation program, on August 1, 2018 we granted restricted stock units valued at $105,000 to each independent director serving on our Board on that date. Each of the directors received 4,101 restricted stock units. Additionally, on April 23, 2019, we granted restricted stock units valued at $105,000 to Ms. McClure upon her appointment to the Board. Ms. McClure received 5,872 restricted stock units. The number of restricted stock units granted to each director was based on the closing price of GMS common stock on the grant date. The restricted stock units vest and become exercisable one year from the grant date.

(2)
None of our directors were granted option awards in fiscal 2019. As of April 30, 2019, each of Messrs. Gavin, Ross and Smith had 30,474 options outstanding to purchase shares of Company common stock at an exercise price of $12.31 per share, Mr. Browning had 22,856 options outstanding to purchase shares of Company common stock at an exercise price of $12.31 per share and Mr. Gilliam had 30,474 options outstanding to purchase shares of Company common stock at an exercise price of $14.77 per share. Such options were issued at the time the directors joined the Company's Board. As of April 30, 2019, all outstanding options were vested.

(3)
Includes additional compensation given by the Board to Mr. Gavin for his efforts leading the process of the Company's Chief Executive Officer succession that resulted in the hiring of Mr. Turner.

 STOCK

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2019:

  •
  each person or entity who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

        Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder listed in the table below, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after July 31, 2019, including any shares of our common stock subject to an option that has vested or will vest within 60 days after July 31, 2019 and any shares of our common stock subject to RSUs that will vest within 60 days after July 31, 2019. More than one person may be deemed to be a beneficial owner of the same securities.

        The percentage of beneficial ownership is based on 41,589,265 shares of common stock outstanding as of July 31, 2019.

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address for each person or entity listed below is c/o GMS Inc., 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
5% Stockholders
AEA(1)(2)	6,825,058	16.4%
BlackRock, Inc.(3)	4,751,958	11.4%
The Vanguard Group(4)	2,119,718	5.1%
Directors and Named Executive Officers
G. Michael Callahan, Jr.(5)	1,024,789	2.5%
H. Douglas Goforth	—	—
Richard K. Mueller(6)	93,122	*
R. Alan Adams(7)	458,696	1.1%
Craig D. Apolinsky(8)	64,431	*
Lynn Ross(9)	13,098	*
Peter C. Browning(10)	34,575	*
John J. Gavin(11)	57,701	*
Theron I. Gilliam(12)	44,575	*
Brian R. Hoesterey(13)	—	—
Mitchell B. Lewis	—	—
Teri P. McClure	—	—
Ronald R. Ross(14)	285,365	*
J. Louis Sharpe(13)	—	—
J. David Smith(15)	44,575	*
All executive officers and directors as a group (15 persons)(16)	2,120,927	5.1%

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
For purposes of this beneficial ownership table, we have excluded shares of common stock held of record by other parties to the stockholders' agreement or voting proxies with which AEA may be deemed to share beneficial ownership by virtue of voting provisions of such agreement or proxies. All of our stockholders prior to the IPO were parties to the stockholders' agreement. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

(2)
Represents shares of our common stock held of record by AEA GMS Holdings LP ("AEA GMS Holdings"), whose general partner is AEA GMS Holdings GP LLC ("AEA GMS Holdings GP"). The members of AEA GMS Holdings GP are (i) AEA Investors Participant Fund V LP, (ii) AEA Investors QP Participant Fund V LP, (iii) AEA Investors Fund V LP, (iv) AEA Investors Fund V-A LP and (v) AEA Investors Fund V-B LP (the entities named in clauses (i) through (v), collectively, the "AEA Funds"). The AEA Funds are also limited partners of AEA GMS Holdings. The general partner of each of AEA Investors Participant Fund V LP and AEA Investors QP Participant Fund V LP is AEA Investors PF V LLC, whose sole member is AEA Investors LP. The general partner of each of AEA Investors Fund V LP, AEA Investors Fund V-A LP and AEA Investors Fund V-B LP is AEA Investors Partners V LP, whose general partner is AEA Management (Cayman) Ltd. Each of AEA GMS Holdings GP, the AEA Funds, AEA Investors PF V LLC, AEA Investors Partners V LP, AEA Investors LP and AEA Management (Cayman) Ltd. may be deemed to share beneficial ownership of the shares of our common stock held of record by AEA GMS Holdings, but each disclaims beneficial ownership of such shares. John L. Garcia, the Chairman and Chief Executive Officer of AEA Investors LP and the sole stockholder and director of AEA Management (Cayman) Ltd., may also be deemed to share beneficial ownership of the shares of our common stock held of record by AEA GMS Holdings, but Mr. Garcia disclaims beneficial ownership of such shares. For a description of our relationship with AEA, please see "Certain Relationships and Related Party Transactions."

  The address for each of AEA GMS Holdings, AEA GMS Holdings GP, AEA Investors Participant Fund V LP, AEA Investors QP Participant Fund V LP, AEA Investors PF V LLC, AEA Investors LP and Mr. Garcia is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, NY 10103. The address for each of AEA Investors Fund V LP, AEA Investors Fund V-A LP, AEA Investors Fund V-B LP, AEA Investors Partners V LP and AEA Management (Cayman) Ltd. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(3)
Represents beneficial ownership as of May 31, 2019, according to the Schedule 13G filed by BlackRock, Inc. on June 7, 2019. BlackRock, Inc. has sole voting power over 4,673,629 of these shares and sole dispositive power over 4,751,958 of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Represents beneficial ownership as of December 31, 2018, according to the Schedule 13G filed by The Vanguard Group on February 11, 2019. The Vanguard Group has sole voting power over 65,076 of these shares, shared voting power over 2,563 of these shares, sole dispositive power over 2,055,390 of these shares and shared dispositive power over 64,328 of these shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Includes (i) 100,000 shares of common stock held by the 2009 G. Michael Callahan, Jr. Family Trust, (ii) 483,454 shares of common stock issuable upon exercise of options held by Mr. Callahan that have vested or will vest within 60 days after July 31, 2019 and (iii) 13,021 restricted stock units that will vest within 60 days after July 31, 2019. Mr. Callahan may be deemed to share beneficial ownership of the shares of our common stock held of record by the 2009 G. Michael Callahan, Jr. Family Trust, but Mr. Callahan disclaims beneficial ownership of such shares.

(6)
Represents shares of our common stock held of record by Second Bite Investments, LLC, of which Richard K. Mueller is the Chief Executive Officer. Mr. Mueller may be deemed to share beneficial ownership of the shares of our common stock held of record by Second Bite Investments, LLC, but Mr. Mueller disclaims beneficial ownership of such shares. Mr. Mueller is the Chairman of our board of directors and co-founded our Company in 1971. Mr. Mueller served as our Chief Executive Officer from 1990 until May 2015, and as our President from 1990 until 2013. Includes 49,521 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 4,101 restricted stock units that will vest within 60 days after July 31, 2019.

(7)
Includes 279,790 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 3,906 restricted stock units that will vest within 60 days after July 31, 2019.

(8)
Includes 53,530 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 3,255 restricted stock units that will vest within 60 days after July 31, 2019.

(9)
Includes 9,029 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 977 restricted stock units that will vest within 60 days after July 31, 2019.

(10)
Includes 22,856 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 4,101 restricted stock units that will vest within 60 days after July 31, 2019. Mr. Browning is a member of our Board.

(11)
Includes 30,474 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 4,101 restricted stock units that will vest within 60 days after July 31, 2019. Mr. Gavin is a member of our Board.

(12)
Includes 10,000 shares of common stock held jointly by Mr. Gilliam and his children, 30,474 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 4,101 restricted stock units that will vest within 60 days after July 31, 2019. Mr. Gilliam is a member of our Board.

(13)
Does not include 6,825,058 shares of our common stock held of record by AEA GMS Holdings. Messrs. Hoesterey and Sharpe are partners of AEA. Each of Messrs. Hoesterey and Sharpe serves on our board of directors as a representative of AEA, but each disclaims beneficial ownership of the shares of our common stock held of record by AEA GMS Holdings.

The address for each of Messrs. Hoesterey and Sharpe is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, NY 10103.

(14)
Includes 30,474 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 4,101 restricted stock units that will vest within 60 days after July 31, 2019. Mr. Ross is a member of our Board.

(15)
Includes 30,474 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 4,101 restricted stock units that will vest within 60 days after July 31, 2019. Mr. Smith is a member of our Board.

(16)
Includes 1,020,076 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2019 and 45,765 restricted stock units that will vest within 60 days after July 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions during the fiscal year ended April 30, 2019 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or the consideration that we paid or received, as applicable, in connection with the transactions described below are comparable to terms available or amounts that would be paid or received, as applicable, in arms'-length transactions with parties unrelated to us.

Stockholders' Agreement

        Prior to our initial public offering, we, certain affiliates of AEA, certain members of management, and all of our existing stockholders prior to our initial public offering have entered into a stockholders' agreement in connection with the Acquisition. The stockholders' agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer shares of our stock. In addition, pursuant to the stockholders' agreement, the parties thereto agreed to vote their shares of our common stock on certain matters presented to the stockholders in the same manner that the Board and a majority of our stockholders vote on such matters. The foregoing transfer and voting provisions terminated upon completion of our initial public offering. However, following the consummation of our initial public offering, and for so long as AEA holds an aggregate of at least 10% of our outstanding common stock, AEA will be entitled to nominate at least one individual for election to our board, and our board and nominating committee thereof will nominate and recommend to our stockholders that such individual be elected to our board, and certain of our stockholders prior to the IPO have agreed to vote all of their shares to elect such individual to our board pursuant to the stockholders' agreement or voting proxies.

Registration Rights Agreement

        The parties to the stockholders' agreement described above also entered into a registration rights agreement in connection with the Acquisition. Pursuant to the registration rights agreement, certain holders have the right to require us to register these shares under the Securities Act under specified circumstances and have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Demand Registration Rights

        Subject to certain restrictions, AEA may request that we register all or a portion of its common stock for sale under the Securities Act. We will effect the registration as requested in writing by AEA, unless in the good faith judgment of our Board, such registration would materially and adversely interfere with certain transactions involving the Company and should be delayed. We are not obligated to file a registration statement pursuant to these demand provisions on more than five occasions on Form S-1; however, AEA is entitled to make an unlimited number of demands for registration on Form S-3.

Piggyback Registration Rights

        In addition, if at any time we register any shares of our common stock (other than pursuant to registrations on Form S-4 or Form S-8), the holders of all shares having registration rights are entitled to at least three business days notice of the registration and to include all or a portion of their common stock in the registration.

        In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited.

Other Provisions

        We will pay all registration and offering expenses, and the reasonable fees and expenses of a single special counsel for AEA and a single special counsel for all other selling stockholders, related to any demand or piggyback registration. The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. A particular stockholder's shares shall no longer be considered registrable shares, to which demand and piggyback registration rights apply, when such shares have been disposed of under an effective registration statement or sold under Rule 144 of the Securities Act.

Other Relationships and Transactions

        We lease office and warehouse facilities from partnerships or entities owned by certain of our directors, executive officers and stockholders, including Richard K. Mueller, the Chairman of the Board, and G. Michael Callahan, Jr., our former President and Chief Executive Officer. As of April 30, 2019, these leases had expiration dates through our fiscal year ending April 30, 2025. Rent expense related to these leases was approximately $0.8 million for the fiscal year ended April 30, 2019. As of April 30, 2019, future minimum payments under the terms of the leases aggregated approximately $2.0 million.

        During the fiscal year ended April 30, 2019, we purchased inventories from our former subsidiary, Southern Wall Products, Inc., or SWP, an entity with which Messrs. Mueller, Callahan and Adams are affiliated, through their direct or indirect ownership interests and through their position as director. Mr. Mueller owns, either directly or indirectly, 48.6% of the common stock outstanding of SWP as of April 30, 2019 and is a director of SWP. Mr. Callahan owns, either directly or indirectly, 2.5% of the common stock of SWP as of April 30, 2019 and is a director of SWP. We spun off SWP on August 31, 2012. Mr. Adams also serves as a director of SWP. We purchased inventory from SWP for distribution in the amount of approximately $13.3 million in the fiscal year ended April 30, 2019. The amount due to SWP for purchases of inventory for distribution as of April 30, 2019 was approximately $1.2 million. The approximate dollar value amount of Mr. Mueller's interest in these purchases was $6.5 million for the fiscal year ended April 30, 2019. The approximate dollar value amount of Mr. Callahan's interest in these purchases was $0.3 million for the fiscal year ended April 30, 2019. The approximate dollar value amount of Mr. Mueller's interest in the amount due to SWP as of April 30, 2019 was $0.6 million. The approximate dollar value amount of Mr. Callahan's interest in the amount due to SWP as of April 30, 2019 was $30,000. In addition, Messrs. Mueller, Callahan and Adams each received a payment of $80,000 from SWP in the fiscal year ended April 30, 2019 as consideration for serving on its board of directors.

Policies and Procedures for Related Persons Transactions

        Our Board has adopted a written policy providing that the audit committee will review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the Board is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the audit committee is to approve only those related party transactions that the audit committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms'-length transaction with an unrelated third party and that the audit committee determines are not inconsistent with the best interests of the Company. In particular, our policy with respect to related person transactions will require our audit committee to consider the benefits to the Company, the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third parties or to employees generally. A "related person" is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. All of the transactions described above were entered into prior to the adoption of this policy.

 OTHER MATTERS

Incorporation by Reference

        The Audit Committee Report shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing. In addition, the information contained on, or that can be accessed through, our website is not part of this Proxy Statement and references to our website addresses in this Proxy Statement are inactive textual references only.

Access to Reports and Other Information

        We file or furnish our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC's website at www.sec.gov.

        Our website is www.gms.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Board committee charters are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our General Counsel and Corporate Secretary at 100 Crescent Center Parkway, Suite 800, Tucker, Georgia 30084.

List of Company Stockholders

        A list of our stockholders as of September 3, 2019, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during ordinary business hours throughout the 10-day period prior to the Annual Meeting. The list of stockholders will also be available for such examination at the Annual Meeting.

Other Matters That May Come Before the Annual Meeting

        We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

* * * * *

By Order of the Board of Directors,
/s/ CRAIG D. APOLINSKY Craig D. Apolinsky Vice President, General Counsel and Corporate Secretary

Tucker, Georgia
August 27, 2019

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

        Adjusted EBITDA is a non-GAAP measure. We report our financial results in accordance with GAAP. However, we present Adjusted EBITDA, which is not recognized financial measures under GAAP, because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA is helpful in highlighting trends in our operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and allocation, the tax jurisdictions in which companies operate and capital investments and acquisitions. In addition, we utilize Adjusted EBITDA in certain calculations under the ABL Facility and the First Lien Facility.

        We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

        Adjusted EBITDA has its limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

        The following is a reconciliation of our net income to Adjusted EBITDA for the fiscal year ended April 30, 2019:

Year Ended April 30, 2019
(in thousands)
Net income	$56,002
Interest expense	73,677
Interest income	(66)
Provision for income taxes	14,039
Depreciation expense	46,456
Amortization expense	71,003
Stock appreciation expense(a)	2,730
Redeemable noncontrolling interests(b)	1,188
Equity-based compensation(c)	3,906
Severance and other permitted costs(d)	8,152
Transaction costs (acquisitions and other)(e)	7,858
Gain on sale of assets	(525)
Effects of fair value adjustments to inventory(f)	4,176
Change in fair value of financial instruments(g)	6,395
Debt transaction costs(h)	678

Adjusted EBITDA	$295,669

(a)
Represents non-cash compensation expenses related to stock appreciation rights agreements.

(b)
Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests.

(c)
Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)
Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)
Represents costs related to acquisitions paid to third-party advisors.

(f)
Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value.

(g)
Represents the mark-to-market adjustments for derivative financial instruments.

(h)
Represents expenses paid to third-party advisors related to debt refinancing activities.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GMS INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E84321-P28503 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. GMS INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! 1a. Brian R. Hoesterey 1b. Teri P. McClure 1c. Richard K. Mueller For Against Abstain 1d. J. Louis Sharpe ! ! ! ! ! ! 2. Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending April 30, 2020. 3. Advisory vote to approve named executive officer compensation. NOTE: Such other business may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

GMS Inc. Annual Meeting of Stockholders Wednesday, October 30, 2019 8:00 a.m. local time Hilton Atlanta Northeast 5993 Peachtree Industrial Boulevard Peachtree Corners, Georgia 30092 Important information if you plan to attend the Annual Meeting in person You are entitled to attend the Annual Meeting only if you were a stockholder of record as of September 3, 2019 or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of September 3, 2019, such as your most recent account statement prior to September 3, 2019, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us by telephone at (800) 392-4619 to obtain directions to vote in person at the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. E84322-P28503 GMS INC. Annual Meeting of Stockholders Wednesday, October 30, 2019 8:00 a.m. local time Proxy Solicited on Behalf of the Board of Directors of GMS Inc. for the Annual Meeting of Stockholders The undersigned hereby constitutes and appoints Lynn Ross and Craig D. Apolinsky, and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and to vote all of the shares of GMS Inc. common stock of the undersigned at the Annual Meeting of Stockholders of GMS Inc. to be held at the Hilton Atlanta Northeast located at 5993 Peachtree Industrial Boulevard, Peachtree Corners, Georgia 30092, on Wednesday, October 30, 2019, at 8:00 a.m. local time, and at any postponements or adjournments thereof, on Proposals 1 through 3 as specified on the reverse side hereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to stand for election) and on such other matters as may properly come before said meeting. This proxy, when properly signed, dated and returned, will be voted as specified by you. If no direction is made, this proxy will be voted (and voting instructions given) FOR each of the director nominees and FOR Proposals 2 and 3. The Board of Directors recommends that you vote FOR each of the director nominees and FOR Proposals 2 and 3. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Ms. Ross and Mr. Apolinsky cannot vote these shares unless you sign, date and return this card or vote on the Internet or by telephone. If you vote by the Internet or telephone, please DO NOT mail back this proxy card. If you wish to attend the Annual Meeting in person, you should be prepared to present photo identification for admittance. Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 30, 2019. GMS INC. You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of GMS INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. proxy materials and voting instructions. E84327-P28503 See the reverse side of this notice to obtain Meeting Information Meeting Type:Annual Meeting For holders as of:September 3, 2019 Date: October 30, 2019Time: 8:00 a.m. local time Location: Hilton Atlanta Northeast 5993 Peachtree Industrial Boulevard Peachtree Corners, Georgia 30092

Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods E84328-P28503 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. XXXX XXXX XXXX XXXX Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENTANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow(located on the following page) and visit: www.proxyvote .com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow(located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before October 16, 2019 to facilitate timely delivery. XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX

The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: 1a. Brian R. Hoesterey 1b. Teri P. McClure 1c. Richard K. Mueller 1d. J. Louis Sharpe 2. Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending April 30, 2020. 3. Advisory vote to approve named executive officer compensation. NOTE: Such other business may properly come before the meeting or any adjournment thereof. E84329-P28503 Voting Items

E84330-P28503